As filed with the Securities and Exchange Commission on September 15, 2010

Registration No. 333-157855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1/A

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBALPAYNET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	98-0458087
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer)
incorporation or organization)	Classification Code Number)	Identification No.

Alain Ghiai
Columbia Tower, 701 Fifth Ave, Suite 4200	Columbia Tower, 701 Fifth Ave, Suite 4200
Seattle, WA 98104	Seattle, WA 98104
(206) 262-7533	(206) 262-7533
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_____________________

WITH COPIES TO:

Jeffrey M. Quick, Esq.

Quick Law Group, PC

900 W. Pearl Street, Suite 300

Boulder, Colorado 80302

(720) 259-3393

Fax: (303) 845-7315

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, $0.001 par value (2)	41,643,748	$2.00	$83,287,496	$4,110.67

———————

(1)

In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.  Of the total number of shares being registered for resale, 19,395,000 were included in the registration statement on Form S-1 filed March 11, 2009, and 18,918,148 additional shares were included in Amendment No. 1 on Form S-1/A filed on May 22, 2009 and 2,330,600 additional shares were included in Amendment No. 2 on Form S-1/A filed on July 2, 2010.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, based on the most recent sale price of the Company’s common stock.

(3)

 Represents the fee payable on the additional number of shares being registered hereby.  A fee of $1,524.45 was previously paid when the registration statement on Form S-1 was initially filed on March 11, 2009, an additional fee of $2,111.27 was previously paid when Amendment No. 1 on Form S-1/A was filed on May 22, 2009, and an additional fee of $332.35 was previously paid when Amendment No. 2 on Form S-1/A was filed on July 2, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the U.S. Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION

DATED SEPTEMBER 15, 2010

GLOBALPAYNET HOLDINGS, INC.

Up to 41,643,748 shares of our common stock

This prospectus relates to the resale by the selling shareholders of up to 40,643,748 shares of our common stock. The selling shareholders may sell common stock from time to time. Our common stock is currently not traded on any market or securities exchange.  We will not receive any proceeds from this offering. We will bear all costs associated with this registration.

The selling shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares described in this prospectus at a fixed price of $2.00 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales. See “Plan of Distribution” beginning on page 9 for more information about how the selling shareholders may sell or dispose of their shares.

The shares offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2010.

TABLE OF CONTENTS

Prospectus Summary

1

The Offering

3

Risk Factors

4

Use Of Proceeds

7

Dividend Policy

7

Determination Of Offering Price

7

Dilution

7

Off-Balance Sheet Arrangements

7

Effect Of Inflation And Changes In Prices

7

Selling Shareholders

7

Plan Of Distribution

9

Description Of Securities

10

Market For Common Equity And Related Stockholder Matters

11

Penny Stock Considerations

13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operation

14

Business

14

Employees

24

Property

24

Legal Proceedings

24

Management

24

Executive Compensation

25

Compensation Discussion And Analysis

26

Security Ownership Of Certain Beneficial Owners And Management

27

Certain Relationships And Related Transactions

28

Legal Matters

29

Experts

29

Changes In And Disagreements With Accountants

30

Available Information

30

Index to Financial Statements

F-1

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, the “Risk Factors” section on page 4, and the financial statements and the notes to the financial statements beginning on page F-1. You should also review the other available information referred to in the section entitled “Available Information” on page  30. In this prospectus, “GPN,” the “Company,” “we,” “us” and “our” refer to Globalpaynet Holdings, Inc.

General Overview

Globalpaynet Holdings Inc. (“Globalpaynet” or “GPN”) is an information technology company that intends to be active in the management of electronic data, particularly in the areas of electronic payment transactions processing (ePayments). The Company was incorporated in Nevada, USA and has offices in Seattle, WA.  Its wholly owned subsidiary, Globus Payments Ltd., is based in Vancouver, Canada.

We are still in the development stage, have not generated any significant revenue, and have incurred losses totaling approximately $22.4 million since inception.  Based on our financial history since inception, our auditors have expressed substantial doubt about our ability to continue as a going concern.

Please see the Management Discussion and Analysis beginning on page 14 for additional discussions regarding the Company’s financial position and liquidity plans.

Paystream

We completed the initial development of our core product, Paystream, in July 2010 and are in the final testing phase of this payment gateway application.  Paystream is designed to securely manage and store highly confidential electronic payment transactions via the internet in compliance with the Payment Card Industry Data Security Standard (“PCI DSS”).  This service will be provided to businesses of all sizes registered in the USA and in the European Union.  Paystream is an SAP certified solution

The final quality and market testing phase for Paystream could last up to an additional six months, and we will not be able to commence commercialization of the product and generate material revenues until this phase is completed.  During this phase, we will continue to incur losses.  In order to be successful, we must obtain clients who will contract to use our core product and payment gateway, Paystream.  While management believes that its marketing plans will result in market acceptance of Paystream, there is no assurance that significant revenue will be generated.   We believe that we have sufficient cash on hand as of the date of this filing in order to run the business for up to twelve months without having to raise additional funds in the event we are unable to generate material revenues after six months as expected.  If we are unable to generate material revenues, we will be forced to attempt to raise additional funds on terms which may not be favorable to us, if we are able to raise funds at all.  Upon completion of final quality control and market testing of its core product, Paystream, we plan to market our services through online search engine optimization, online marketing, (including an email marketing campaign), and through the SAP network of companies and partners.  We also plan to build a network of resellers and form various partnerships to increase market exposure.

Please see page 19 of the Business section for additional discussion regarding the development, marketing and risks associated with Paystream.

Securus and EHRmedi

Additionally, on August 23, 2010, we formalized our relationship with GlobeX Data S.A, formerly known as GlobeXPayNet S.A (“GlobeX” or “GBX”) by signing a ten-year exclusive agreement to distribute GlobeX’s two web-based software application suites, Securus and EHRmedi, in the United States.  We plan to market these additional complementary services that can be bundled with Paystream. Securus is a digital asset management tool and EHRmedi is an electronic health records management system. We plan to market Securus to the US market in September 2010 and expect this first marketing phase to last for a minimum of six months, during which time no significant revenues will be generated.  Should the marketing of Securus be successful, we plan to market EHRmedi to the US market in the second half of 2011.  Both Securus and EHRmedi are SAP certified solutions.

1

Please see pages 15-17 of the Management Discussion and Analysis section for additional discussion regarding Securus and EHRmedi, including, but not limited to, the material terms of the exclusive distribution agreement.

General Corporate

We were incorporated in 2004 in Nevada, USA and have offices in Seattle, WA USA, and Vancouver BC Canada. Our European partner, GlobeX Data S.A., (.) is headquartered in Geneva, Switzerland and has a subsidiary with its offices located in London, United Kingdom.

Our principal offices are located at 701 Fifth Ave., Suite 4200, Seattle, WA 98104, and our telephone number is (206) 262-7533. We are incorporated under the laws of the State of Nevada. Our website address is www.globalpaynet.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

2

Our chief executive officer and sole director, Alain Ghiai, as a result of his ownership of 1,000,000 shares of the Company’s Class A Preferred Stock, effectively retains voting control of the Company regardless of the number of shares of common stock issued.

THE OFFERING

Common stock offered by selling shareholders	Up to 41,643,748 shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

3

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this report. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock. YOU SHOULD NOT BUY THESE SECURITIES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

Risks Related to Our Business

We have a limited operating history and there is no assurance that our company will achieve profitability.

We have had no significant operations or revenues with which to generate profits or greater liquidity. We have not yet generated a sufficient amount of operating revenue to sustain our projected operations. We have a very limited operating history on which investors can evaluate our potential for future success. Our ability to generate revenue is uncertain and we may never achieve profitability. Potential investors should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include:

•

lack of sufficient capital,

•

unproven business model,

•

marketing difficulties,

•

competition, and

•

uncertain market acceptance of our products and services.

As a result of our limited operating history, our plan for growth, and the competitive nature of the markets in which we may compete, our historical financial data are of limited value in anticipating future revenue, capital requirements, and operating expenses. Our planned capital requirements and expense levels will be based in part on our expectations concerning capital investments and future revenue, which are difficult to forecast accurately due to our current stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our product development, marketing and general administrative expenses may increase significantly if we begin to increase our sales and expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding and commensurate increase in revenue or additional sources of financing, our business, operating results, and financial condition may be materially and adversely affected.

Demand for our products may fail to materialize as expected.

We have only recently completed the development of our core product, Paystream.  We have not begun to market Paystream and do not currently generate revenue from it.  The market for Paystream is untested and unproven, and there is little hard data to validate market demand for this product. There could be significantly lower demand than believed, or interest in it may decline or die out, which would adversely affect our ability to sustain operations.  Moreover, the cost of marketing Paystream and obtaining consumer acceptance may be substantially more than we predict.  If any of these risks occur, our operation would be materially and adversely affected to the point that we would not be able to continue operations.

We may be subject to product liability or breach of contract claims if our electronic payment transaction processing solutions do not work as promised.

The products are designed to provide secure electronic payment transactions over the Internet.  If our products fail to work as anticipated, customers may bring claims against us, despite limitations on such claims we plan to include in our contracts and agreements with customers. Defending against such claims can be costly and time consuming, and could have a material adverse effect on our operations, even if we are found not to have been at fault. We have liability insurance and anticipate that we will continue such coverage if it is available at a reasonable cost. Future increases in insurance premiums may prevent us from maintaining adequate insurance coverage. A large damage award against us could exceed our insurance coverage and adversely affect our financial condition.

4

We may need significant infusions of additional capital.

Based upon our current cash reserves and forecasted operations, we may need to obtain additional outside funding in the future in order to further satisfy our cash requirements. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. We cannot predict the timing or amount of our capital requirements at this time. If we fail to arrange for sufficient capital on a timely basis in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

We may face significant competition, including from companies with greater resources, which could adversely affect our revenues, results of operations and financial condition.

There are existing companies that offer or have the ability to develop products and services that will compete with those that we plan to offer. These include large, well-recognized companies that have substantial resources and established relationships in the markets in which we plan to compete. Their greater financial, technical, marketing, and sales resources may permit them to react more quickly to emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competing products and services. Emerging companies also may develop and offer products and services that compete with those that we plan to offer. Increased competitive pressure could lead to reduced market share, as well as lower prices and reduced margins for our products and services, which would adversely affect our results of operations and financial condition. We cannot assure you that we will be able to compete successfully in the future.

If we are unable to manage our projected growth, our growth prospects may be limited and our future profitability may be adversely affected.

We expect our business to grow in the near future. Rapid expansion may strain our current managerial, financial, operational, and other resources. If we are unable to manage our growth, our business, operating results, and financial condition could be adversely affected. We will need to continually improve our operations and our financial, accounting, and other internal control systems in order to manage our growth effectively. Any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of Alain Ghiai, our Chief Executive Officer. The success of our business in the future will depend on our ability to attract, train, retain and motivate high quality personnel, especially highly qualified technical and managerial personnel. The loss of services of Mr. Ghiai or other key personnel could have a material adverse effect on our business, revenues, and results of operations or financial condition.

Competition for talented personnel is intense, and there is no assurance that we will be able to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future. In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate. Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We rely on third-party software and applications as a component of our infrastructure.

We integrate third-party software as a component of our gateway infrastructure. There are inherent limitations in the use and capabilities of much of the third-party technology that we use. As a result, we face a number of challenges in integrating these technologies into our products. We would be seriously harmed if the third-party providers from whom we get our software ceased to deliver and support reliable products, enhance their current products or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain this software, could result in shipment delays or reductions. Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.

5

Risks Related to Our Common Stock

The offering price of the shares listed in this prospectus was determined based on several assumptions, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company, and may make our shares difficult to sell.

Because our shares are not listed or quoted on any exchange or quotation system, the offering price of $2.00 per share for the shares of common stock offered in this prospectus was arbitrarily determined, based on recent unregistered sales of our equity securities. The offering price is not an indication of and is not based upon the actual value of our Company. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Because our Chief Executive Officer and Sole Director owns 1,000,000 shares of our Class A Preferred Stock, he effective retains voting control over our Company regardless of the number of shares of common stock that are issued.

Mr. Ghiai owns 1,000,000 shares of our Class A Preferred Stock, which constitute all of the issued, outstanding and authorized shares of the Class A Preferred Stock. The terms of the Class A Preferred Stock allow Mr. Ghiai or any subsequent holder of the Class A Preferred Stock, regardless of the number of shares of the Class A Preferred Stock then issued and outstanding, to exercise sixty-seven percent (67%) of total voting power.  Effectively this means that the holder of only one share of the Class A Preferred Stock, whether it be Mr. Ghiai or not, will control the voting power of GPN on all matters brought up for vote of shareholders, including matters requiring a super-majority vote, such as the election of our directors, the amendment of our Articles of Incorporation, the amendment to the terms of the Class A Preferred Stock and the approval of any acquisition or merger transaction involving GPN. Such control by Mr. Ghiai could be detrimental to our remaining shareholders, who would have little to say in regard to votes by our shareholders and effectively prevents Mr. Ghiai from being removed as an officer or directorr. Ghiai could be detrimental to our remaining shareholders, who would have little to say in regard to votes by our shareholders and effectively prevents Mr. Ghiai from being removed as an officer or director . See "Description of Securities – Preferred Stock" on page 11.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

6

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all of our future earnings to finance the growth and development of our business.

DETERMINATION OF OFFERING PRICE

The shares of our common stock are being offered for sale at a fixed price of $2.00 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.  Our common stock is not listed on a public exchange.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is calculated as being currently issued. Accordingly, there will be no dilution to our existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

EFFECT OF INFLATION AND CHANGES IN PRICES

We do not believe that inflation and changes in price will have a material effect on operations.

SELLING SHAREHOLDERS

The following table sets forth the name of the selling shareholders, the number of shares of common stock beneficially owned by each of the selling shareholders as of August 31, 2010 and the number of shares of common stock being offered by the selling shareholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling shareholders.

Each selling shareholder acquired the shares to be sold by the selling shareholder in the ordinary course of business and, at the time of acquisition of the shares, no selling shareholder had any agreement or understanding, directly or indirectly, to distribute the shares.

We will not receive any proceeds from the resale of the common stock by the selling shareholders.

Name of Selling shareholder	Shares of Stock Owned (1)(2)	Shares of Common Stock Being Offered(1)(2)	Percentage of Shares Owned Before the Offering(2)	Percentage of Shares Owned After the Offering(3)
Andorra Banc Agricol Reig SA (4)	13,300,000	13,300,000	31.94%
Renovatio Media Group SA (5)	6,153,190	6,153,190	14.78%	––
Alain Ghiai	3,978,750	3,978,750	9.55%	––
Pictet Private Equity Investors SA	2,000,000	2,000,000	4.80%	––
Francisco Portillejo Hoyos	1,600,000	1,600,000	3.84%	––
Briner Group Holdings Inc. (6)	1,220,000	1,220,000	2.93%	––
Daniel J. Nichols	1,000,000	1,000,000	2.40%	––
Henry Edvard Sjoman	1,000,000	1,000,000	2.40%	––
Globus Communications Ltd. (7)	990,000	990,000	2.38%	––

7

Catalyst Capital Holdings Ltd. (8)	900,000	900,000	2.16%	––
Foresight Capital Holding Ltd (9)	900,000	900,000	2.16%	––
Griffin Capital Holdings Ltd. (10)	900,000	900,000	2.16%	––
Globus Media Ltd (7)	695,000	695,000	1.67%	––
Jean-Pierre Bruyonghe	625,000	625,000	1.50%	––
Claude Coquelz	590,750	590,750	1.42%	––
Patrick Fischer	540,000	540,000	1.30%	––
Brodie Klenk	500,000	500,000	1.20%	––
Clayton Morgan	500,000	500,000	1.20%	––
Matt De Fouw	500,000	500,000	1.20%	––
Ali-Reza Pahlavi	350,000	350,000	*	––
Hans Kist	300,000	300,000	*	––
Claudio Alberti	300,000	300,000	*
Edelweiss Capital Holdings Ltd. (11)	280,000	280,000	*	––
Primitive African Art Ltd. (12)	240,000	240,000	*	––
Hakan Wandeback	200,000	200,000	*	––
Nicole Coquelz	140,000	140,000	*	––
Woodrush Ltd (13)	133,333	133,333	*	––
Francine Leuckx	126,500	126,500	*	––
Claude Dandois	126,250	126,250	*	––
Eric Leclerc	125,000	125,000	*	––
Keelkwalk Properties Ltd. (14)	125,000	125,000	*	––
Amy Boyd	100,000	100,000	*	––
Francoise and Robert De Valk	100,000	100,000	*	––
Myriam Ligot	100,000	100,000	*	––
Eric Van Damme	77,500	77,500	*	––
Bruno Erpicum	75,000	75,000	*	––
France Colart	75,000	75,000	*	––
Giovanni Fulgaro	75,000	75,000	*	––
Jean-Charles de Keyser	75,000	75,000	*	––
Elizabeth Ling	70,000	70,000	*	––
Guy-Olivier Rombaldi	55,200	55,200	*	––
Aaron McGeary	50,000	50,000	*	––
Alain Vander Elst	50,000	50,000	*	––
Francis and Jeannine Ligot	50,000	50,000	*	––
Mariette Ghiai-Chamlou	50,000	50,000	*	––
Michel Delbecque	50,000	50,000	*	––
Shu-Chih Hsu	50,000	50,000	*	––
Wolfgang Kau	50,000	50,000	*	––
Propelex Business Solutions, Inc.	25,400	25,400	*	––
Philippe Surkyn	25,000	25,000	*	––
Jamsheed Yeganegi	20,000	20,000	*	––
Marcel Croels	15,000	15,000	*	––
Corinne Ligot	12,000	12,000	*	––
Etienne Ligot	12,000	12,000	*	––
Guy-Olivier Rombaldi	11,625	11,625	*	––
Ardeshir Yeganegi	10,000	10,000	*	––
Christian Denblyden	6,250	6,250	*	––
Jennifer Lau	5,000	5,000	*	––
Robert Kriwin	5,000	5,000	*	––
Sonja Dimitrijevic	5,000	5,000	*	––
TOTAL	41,643,748	41,643,748

*Less than 1%

———————

8

(1)

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholders has the right to acquire within 60 days.

(2)

The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.  The percentage shares owned is calculated based on 41,643,748 shares outstanding as of August 31, 2010.

(3)

Assumes all shares registered by this prospectus are sold by the shareholder.

(4)

Andorra Banc Agricol Reig SA is an Andorra company.  Hugo Pau i Mendez, a Spanish citizen and Andorra resident, possesses sole voting and dispositive power over shares held by Andorra Banc Agricol Reig SA.

(5)

Renovatio Media Group S.A. is a private Swiss company.  Alain Ghiai, a Belgian citizen and Swiss resident, possesses sole voting and dispositive power over the shares held by Renovatio Media Group S.A.

(6)

Briner Group Holdings Inc. is a private British Columbia, Canada company.  Julius Briner, a Canadian citizen and resident, possesses sole voting and dispositive power over the shares held by Briner Group Holdings Inc.

(7)

Each of Globus Communications Ltd. and Globus Media Ltd. is a private BC, Canada company owned by Renovatio Media Group S.A. Alain Ghiai, a Belgian citizen and Swiss resident, possesses sole voting and dispositive power over the shares held by Renovatio Media Group S.A.

(8)

Catalyst Capital Holdings Ltd. is a private U.K. company.  Etienne Ligot, a Belgian citizen and resident, possesses sole voting and dispositive power over the shares held by Catalyst Capital Holdings Ltd.

(9)

Foresight Capital Holding Ltd. is a private U.K. company.  Etienne Ligot, a Belgian citizen and resident, possesses sole voting and dispositive power over the shares held by Foresight Capital Holding Ltd.

(10)

Griffin Capital Holdings Ltd. is a private U.K. company.  Etienne Ligot, a Belgian citizen and resident, possesses sole voting and dispositive power over the shares held by Griffin Capital Holdings Ltd.

(11)

Edelweiss Capital Holdings Ltd. is a private U.K. company.  Etienne Ligot, a Belgian citizen and resident, possesses sole voting and dispositive power over the shares held by Edelweiss Capital Holdings Ltd.

(12)

Primitive African Art Ltd. is a private U.K. company.  Henri Baudet, a Swiss citizen and resident, possesses sole voting and dispositive power over the shares held by Primitive African Art Ltd.

(13)

Woodrush Ltd. is a British Virgin Islands, U.K. company.  Luis Davis, a BVI citizen and resident, possesses sole voting and dispositive power over shares held by Woodrush Ltd.

(14)

Keelwalk Properties Ltd. is a private U.K. company.  Aron Freedman, a U.K. citizen and resident, possesses sole voting and dispositive power over the shares held by Keelwalk Properties Ltd.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their shares at fixed price of $2.00 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at prevailing market prices or at privately negotiated prices. The distribution of the shares may be effected in one or more of the following methods:

•

ordinary brokers transactions, which may include long or short sales,

•

transactions involving cross or block trades on any securities or market where our common stock is trading,

•

through direct sales to purchasers or sales effected through agents,

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•

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•

any combination of the foregoing.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to approximate $25,000.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 300,000,000 shares of common stock at a par value of $0.001 per share, and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of August 31, 2010, there were 41,643,748 shares of our common stock issued and outstanding held by 61 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

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Preferred Stock

Of the 5,000,000 shares of authorized preferred stock, 1,000,000 shares are designated “Class A Preferred” stock. As of August 31, 2010, all 1,000,000 shares of Class A Preferred stock were issued and outstanding and held by Alain Ghiai, our Chief Executive Officer.

Holders of Class A Preferred Stock are entitled to vote on all matters submitted to a stockholder vote. With respect to any vote where approval of at least a majority of all outstanding shares is required, the holders of Class A Preferred Stock shall, regardless of the number of shares of Class A Preferred Stock actually held, have voting powers which entitle the holders of Class A Preferred Stock to collectively cast votes equal to fifty-one percent (51%) of the votes necessary to authorize or take action, and the voting rights of all other classes of stock (whether preferred or common and whether currently existing or to be created) having voting power to, in the aggregate, cast votes equal to forty-nine percent (49%) of the votes necessary to authorize or take action.

With respect to any vote where approval of at least two-thirds of all outstanding shares is required, including any:

a)

election of Directors or proposal to remove or add a Director;

b)

amendment, amendment and restatement, or repeal of the Articles of Incorporation or Bylaws, including any such action which prohibits the Board of Directors from reconsidering any amendment, amendment and restatement or repeal of the Articles of Incorporation or Bylaws;

c)

amendment, amendment and restatement, or repeal of the Designations and Preferences of Class A Preferred Stock; or

d)

decision relating to the sale (whether assets or securities, common or preferred stock), merger, liquidation and dissolution, recapitalization, or issuance of Common or Preferred Stock of the Corporation;

the holders of Class A Preferred Stock shall, regardless of the number of shares of Class A Preferred Stock actually held, have voting powers which entitle the holders of Class A Preferred Stock to collectively cast votes equal to sixty-seven percent (67%) of the votes necessary to authorize or take such action and the voting rights of all other classes of stock (whether preferred or common and whether currently existing or to be created) will be entitled to cast votes equal to thirty-three percent (33%) of the votes necessary to authorize or take such action.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

On January 17, 2008, we granted an option to purchase two hundred million (200,000,000) shares of the Company’s common stock to Alain Ghiai, the Company’s sole board member, Chairman and Chief Executive Officer ..

The option has an exercise price of $2.00 per share and vested in its entirety on January 17, 2010. The option expires on January 17, 2060 unless Mr. Ghiai’s service to the Company is earlier terminated, in which case the option will expire three months after Mr. Ghiai’s termination date.

Convertible Securities

We have not issued and do not have outstanding any convertible securities other than the preferred stock and options described above. We do not have any promissory notes or other debt outstanding.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

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Holders of Our Common Stock

As of the date of this registration statement, we had 61 holders of our common stock.

Rule 144 Shares

As of August 31, 2010 there are 40,643,748 shares of our common stock which are currently available for resale to the public and in accordance with Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 40,643,748 shares of our common stock as of August 31, 2010. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

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PENNY STOCK CONSIDERATIONS

Depending on our net tangible assets at the time of our listing, our common stock may be considered penny stock; in which case trading in our securities would be subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system), in companies continuously in existence for at least three years with net tangible assets of less than $2,000,000. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this report. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Forward Looking Statements

This portion of this prospectus includes statements that constitute “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus, for example governmental regulation and competition in our industry, will be important in determining future results. No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current events. They use words such as “anticipate,” “estimate,” “expect” “will,” “may,” “intent,” “plan,” “believe,” and similar expressions in connection with discussion of future operating or financial performance. These include statements relating to future actions, prospective products or product approvals, future performance or results of anticipated products, expenses, financial results or contingencies.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we may not achieve these plans or expectations. Forward-looking statements in this Report will be affected by the following factors: our ability to raise sufficient capital to finance our planned activities, our ability to successfully prosecute and protect our intellectual property, and our ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. In particular, this prospectus sets forth important factors that could cause actual results to differ materially from our forward-looking statements. These and other factors, including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we file from time to time with the Securities and Exchange Commission. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Off-Balance Sheet Arrangements

The Company has no material transactions, arrangements, obligations (including contingent obligations), or other relationships with unconsolidated entities or other persons that have or are reasonably likely to have a material current or future impact on its financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

Market Risk

In the normal course of business, the Company is exposed to foreign currency exchange rate and interest rate risks that could impact its results of operations.

Revenue Recognition

SAB No. 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for a reporting period could be adversely affected.

Allowance for Doubtful Accounts

Management makes judgments, based on its established aging policy, historical experience and future expectations, as to the ability to collect the Company’s accounts receivable. An allowance for doubtful accounts has been established. The allowance for doubtful accounts is used to reduce gross trade receivables to their estimated net realizable value. When evaluating the adequacy of the allowance for doubtful accounts, management analyzes amounts based upon an aging schedule, historical bad debt experience, and current trends. The Company had $0 for allowance of doubtful accounts at December 31, 2008 and 2009.

Goodwill

The Company did not attribute any value to goodwill for the year ended December 31, 2008 and 2009.

Accounting for Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

Reporting Currency

A majority of the Company’s transactions are denominated in US currency so the Company has adopted the US dollar as its functional and reporting currency.

Discussion of Operations

GlobalPayNet Holdings Inc. is an information technology company incorporated in Nevada, and headquartered in Seattle WA, with subsidiaries and partnerships in Canada and Europe. Since inception, we have been building our core product, Paystream, an Internet Protocol (“IP”)-based secure payment gateway designed to provide services that enables online merchants to authorize, settle, manage risk, and manage credit card or electronic check transactions via websites and mobile devices. This portal was completed in July 2010 and is in the final quality control and testing stage.

We incurred losses of approximately $6.7 and $8.1 million in the years ending December 31, 2009 and 2008, respectively, and approximately $22.4 million since inception.  Approximately $5.4 million was spent on the development of Paystream, and $1.6 million was spent on general and administrative expenses, including cash compensation to our CEO.  Additionally, we recognized stock compensation expense totaling approximately $14.1 million pursuant to stock options granted to our CEO.  Other components of the $22.4 million loss include approximately $1 million in losses realized in marketable securities, plus interest and depreciation expenses.

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We are in the process of implementing a marketing program to roll out Paystream services and solutions. The marketing plan will include online search engine optimization, targeted email marketing, telesales and through partnership channels and a network of resellers that we plan to build over time.  Our business model is both subscription and transactional fee based.

We also plan to market additional complementary services that can be bundled with Paystream.  On August 23, 2010, we formalized our relationship with GlobeXPayNet S.A., (renamed GlobeX Data S.A. in 2008) (“GlobeX”) by signing a ten-year exclusive distribution agreement to market and distribute GlobeX’s two web-based software application suites Securus and EHRmedi in the United States.  Securus is a digital asset management tool, and EHRmedi is an electronic health records management system. We plan to begin marketing Securus to the US market in September 2010 but do not expect to generate significant revenues during this first marketing phase which will last for a minimum of six months.  Should the marketing of Securus be successful, we plan to market EHRmedi in the second half of 2011 in the US market.  Both Securus and EHRmedi are SAP certified.

We believe that online electronic payment (the payment for goods and services via the Internet) continues to improve the business landscape by providing increasing volumes of information exchange across international borders and fields of business. We believe E-Commerce is a necessity for businesses that desire to expand markets globally, and provides a relatively low-cost means of distributing goods and services , increasing efficiencies, and providing better, more personalized customer services. Secure credit card transaction processing has become vital aspect of electronic payment transactions because the use of credit cards and card-not-present transactions, in particular, has played a significant role in the growth of e-Commerce over the Internet. We further believe that the growth trend for electronic data transaction will continue to grow for years to come as more and more consumers and business utilize the Internet and feel more comfortable in purchasing goods and services from online stores.

Our network is tested regularly for security breaches and failures by a third party quality security assessor, Security Metrics Inc. Our network is certified by the quality security assessor as a Payment Card Industry Data Security Standard (“PCI DSS”) certified gateway and as a secure gateway for credit card transaction processing ..

International Operations

In August 2007, we established a relationship and entered into a Marketing Agreement with GlobeX and placed it in charge of all international sales and developments for the Paystream electronic payment gateway application in non-US and Canadian markets.  In exchange for GlobeX’s sales and development activities, we paid a one-time fee equal to 500,000 Euros.  Over the term of the 10-year agreement, no further payments will be made to GlobeX for these services, and GlobeX will pay Globalpaynet 20% of the gross sales generated from GlobeX’s sale and distribution of services provided through Paystream.  GlobeX plans to market the Paystream electronic payment gateway product internationally through its integration partners such as SAP A.G., its sales force and network in western and eastern Europe ..  We anticipate the first revenues from this venture in the later part of 2010 or at the beginning of fiscal 2011. Our subsidiary Globus Payments Ltd. has also contracted with GlobeX to perform all of its PCI compliance work.

In July 2008, GlobeX obtained a certification from SAP A.G. for Globalpaynet’s Paystream payment gateway application, thereby achieving for Paystream global Ecohub partner status    This certification and status can assist GlobeX. and Globalpaynet in the marketing of Paystream potentially to all of SAP’s Ecohub partners.  Ecohub is an online marketplace for certified solutions by SAP Partners

GlobeX has a reselling partnership with DataCash Ltd. , a payment integrator to banks in the United Kingdom and plans to use all its tools to promote our services internationally. GlobeX has offices in Geneva, Switzerland and has a subsidiary in London, United Kingdom.

On August 23 2010, we formalized our licensing arrangement with GlobeX Data by signing a Licensing Agreement to sell and distribute GlobeX’s Securus®, SecurusVault, MediVault, LexVault, FinVault and EHRmedi® lines of services.  These services allow individuals and businesses to manage their digital assets by storing them offsite in data centers in Switzerland or Canada. Securus is a digital asset management tool that combines online backup, cloud computing and other services into one robust solution with a set of innovative features.  These features include real-time online backup, file versions history, multi-device synchronization, web remote access and file sharing, email and multi-accounts user management. EHRmedi is an electronic health records management tool modeled after Securus but tailored to the medical industry. Pursuant to the terms of the agreement,

16

we have the exclusive rights to sell Securus and EHRmedi and use all logomarks associated with Securus and EHRmedi to the US market until December 31, 2020.  , We will pay a licensing fee of 10% of gross sales from the sale of Securus and EHRmedi to GlobeX Data beginning in January 2011.   We will also pay to Globex the cost of memory storage and platform maintenance related to any of these services which we sell or distribute.

As of the date hereof, Alain Ghiai is one of GlobeX’s two directors.  Alain Ghiai is also the sole director, Chairman, Chief Executive Officer, and majority stockholder of Globalpaynet.

Limited Operating History; Need for Additional Capital

There is little historical financial information about us upon which to base an evaluation of our performance.  We are a development stage corporation and have not generated significant revenues from operations.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the development of our products and services, and possible cost overruns due to price and cost increases in services.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 COMPARED TO THE YEAR ENDED DECEMBER 31, 2008.

Revenue

Net revenue totaled $3,167 for the year ended December 31, 2009 compared to $2,033 for the year ended December 31, 2008.  All of our revenues were derived from transaction processing fees. As a development stage company, we have not yet begun generating a sustainable revenue stream, and we believe the variance from year to year is not significant due to the overall business strategy.

Officer’s compensation

Officer’s compensation consists of an annual fee of approximately $100,000 to our Chief Executive Officer and stock based compensation. Stock based compensation expenses, which were a result of a stock option issued to our Chief Executive Officer, and which vests over a two year service period, totaled $5,499,094 in 2009 as compared to $5,258,040 in 2008.

General and administrative expenses

General and administrative expenses are comprised of professional fees, occupancy expenses, travel expenses, supplies and other overhead expenses.  General and administrative expenses totaled $277,816 for the year ended December 31, 2009, which was 39.7% lower as compared to $460,917 for the year ended December 31, 2008.  The lower level of expense is principally due to a reduction in our requirements for consulting fees, travel, and other expenses in fiscal 2009.

Research and development expenses

Research and development expenses consist of costs to develop our proprietary software platform.  Costs include payments for engineering services, PCI DSS audit fees, and platform maintenance fees.   Research and development costs decreased 62%, or $1,374,201, from $2,208,247 for the year ended December 31, 2008 to $834,046 for the year ended December 31, 2009.  The decrease was a result of fewer requirements for engineering services and related expenses as our research and development efforts progressed toward a completed platform..  A portion of the decrease was related to the decrease in the fair value of common stock issued for these services in fiscal 2009 which totaled approximately $205,172, as compared to approximately $800,000 in fiscal 2008.

Depreciation and amortization expenses

Depreciation and amortization expenses increased 103.0% to 23,430, during the year ended December 31, 2009, as compared to expenses totaling $11,543 for the year ended December 31, 2008.  The increase was a result of new property and equipment our infrastructure being placed into service over the two-year period.  The property and equipment is a component of our infrastructure supporting our current research and development efforts and ultimately for the support of our future operations.

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Loss on marketable securities and foreign currency translation

We recognized a $656,733 loss on our investment in marketable securities for the year ended December 31, 2009, as compared to $492,456 for the year ended December 31, 2008.  Principally all of the fiscal 2009 loss was incurred but not realized during fiscal 2008 during a particularly volatile period of the financial market.  A portion of these losses were offset by an unrealized gain in the translation of foreign currency.

Net loss

We incurred a net loss totaling $7,413,608 for the year ended December 31, 2009, compared to a net loss of $8,619,893 for the year ended December 31, 2008, The decrease was primarily due to the decrease in research and development expenses.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 2010.

Research and development expenses

Research and development expenses consist of costs to develop our proprietary software platform.  Costs include payments for engineering services, PCI DSS audit fees, and platform maintenance fees. Research and development costs decreased 27.1%, or $41,283, from $154,612 for the three months ended June 30, 2009 to $112,789 for the three months ended June 30, 2010. These costs decreased 54.0%, or $283,419, from $524,851 for the three months ended June 30, 2009 to $241,432 for the three months ended June 30, 2010. The decrease in both comparable periods was a result of fewer requirements for engineering services and related expenses as our research and development efforts progressed toward a completed platform. Included in these costs is the fair value of stock grants that were awarded to an individual who provided engineering services, which fair value was $90,000 for the three and six months ending June 30, 2010, and $0 and $182,552, respectively, for the three and six months ending June 30, 2009.  As development of our software platform is nearing completion, we anticipate that these costs will continue to decline in future periods.

Sales and marketing expenses

Sales and marketing expenses consist of website development and other promotional activities related to the sales and marketing of our services.  We initiated these activities during fiscal 2010.  These activities will increase from August 2010 onward as we enter the sales phase of our products. It is our goal to generate enough revenue to cover the sales and marketing expenses in the short term, although there is no assurance that such goal will be achieved within any certain time frame.

Officer’s compensation

Officer’s compensation consists of an annual fee of approximately $100,000 to our Chief Executive Officer and stock based compensation. Stock based compensation expense, which is a result of a stock option issued to our Chief Executive Officer, and which vested over a two year service period through January 17, 2010, totaled $0 and $256,117 respectively, during the three and six months ended June 30, 2010, as compared to $1,371,007 and $2,726,948, respectively,  in the comparable 2009 periods.

General and administrative expenses

General and administrative expenses are comprised of professional fees, occupancy expenses, travel expenses, supplies and other overhead expenses.  General and administrative expenses totaled $107,190 and $206,112, respectively, for the three and six months ended June 30, 2010, an increase of 74.7% and 49.2% as compared to the comparable periods in fiscal 2009.  The increase is principally a result of the cost of maintaining our systems that have completed the research and development stage.

Depreciation and amortization expenses

Depreciation and amortization expenses increased 39.8% and 58.2% to $7,707 and $15,302 respectively, for the three and six months ended June 30, 2010, as compared to the comparable periods in fiscal 2009.  The increase was a result of new property and equipment our infrastructure being placed into service subsequent to June 30, 2009.  The property and equipment is a component of our infrastructure that will ultimately be used for the support of our future operations.

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Loss on marketable securities and foreign currency translation

We recognized gains on our investment in marketable securities totaling $24,624 and 23,936, respectively, for the three and six months ended June 30, 2010, as compared to losses totaling $330,336 and $520,825, respectively, for the three and six months ended June 30, 2009.  Principally all of the fiscal 2009 loss was incurred but not realized during fiscal 2008 during a particularly volatile period of the financial market.

Net loss

We incurred a net loss totaling $253,436 and $796,648, respectively, for the three and six months ended June 30, 2010, compared to a net loss of $1,936,990 and $3,978,838 for the three and six months ended June 30, 2009, The decrease was primarily due to the reduction of stock based compensation expense as well as research and development expenses in the fiscal 2010 period as compared to the fiscal 2009 period.

Liquidity and Capital Resources

At June 30, 2010, we had cash reserves totaling $132,889 and short-term securities with a fair value of $464,901.  At December 31, 2009, we had cash reserves totaling $628,291 and short-term securities with a fair value of $676,381.  We have invested a portion of our cash reserves in marketable securities, including various stocks and liquid securities that are traded on national exchanges in the United States and Canada.  The securities are highly liquid and are subject to risk and all fluctuations in the financial markets. In certain periods prior to December 31, 2009, some of these investments served as security for short term bank borrowings, which could be liquidated upon repayment via sale of the securities.  Upon acquisition, these investments are recorded at cost, and at each balance sheet date, are reported at fair value in accordance with paragraph 825-10-50-10 of the FASB Accounting Standards Codification.  Unrealized gains and losses reported as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity.  Realized gains and losses and permanent declines in value are reported in other income or expense as incurred.

Since inception, we have used our common stock to raise money for business development and corporate expenses. The total amount we have raised since inception is $7,949,595. As of June 30, 2010, we have used approximately $6.7 million of these funds to fund our operations which have been devoted to the development of our infrastructure and portal.  In July, we completed the development of Paystream, our proprietary payment processing gateway, and as such development approached completion stages, we were able to reduce both our general and administrative expenses and research and development expenses during the past fiscal year.  Cash used in operations totaled $886,991 and $1,960,744 during the years ending December 31, 2009 and 2008, respectively.  Cash used in operations totaled $464,993 and $486,897 during the six months ending June 30, 2010 and 2009, respectively.  However, we do not anticipate cash used in operations will continue to decrease, as we expect that other types of general and administrative and sales and marketing expenses will increase in future months as we take steps to offer our product in commercial markets, and we do not anticipate that our operating expenses will decrease in future periods.  Therefore, it is difficult to estimate how long our cash on hand will sustain the business.  There is no assurance that we will begin generating cash flow from operations sufficient to fund our operations in the foreseeable future.  On August 18, 2010, we issued 1,000,000 shares of our common stock in exchange for net cash proceeds totaling $450,000. We believe that our cash reserves as of June 30, 2010, supplemented by this recent cash infusion, will sustain our operations for the next twelve months.

We have sustained substantial losses and are still in the development stage. We have not attained profitable operations and may be dependent upon obtaining financing. For these reasons there is a risk that we will be unable to continue as a going concern.  The financial statements accompanying our audited financial statements contemplate our continuation as a going concern.

BUSINESS

Background

Globalpaynet Holdings Inc. (“Globalpaynet” or “GPN”) was incorporated under the laws of the State of Nevada on December 30, 2004. In May of 2007, we changed our name to Globalpaynet Holdings, Inc., and have offices in Seattle, WA.  Our wholly owned subsidiary, Globus Payments Ltd., is based in Vancouver, Canada.

Globalpaynet is an information technology that intends to be active in the management of electronic data, particularly in the areas of ePayments.

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We are still in the development stage, have not generated any significant revenue, and have incurred losses of approximately $22.4 million since inception.  Based on our financial history since inception, our auditors  have expressed substantial doubt about our ability to continue as a going concern.

In July 2010, we completed the core development of Paystream, our electronic payment gateway software application; however, Paystream must be fully tested before commercialization.

The final quality and market testing phase could last up to an additional six months, and we will not be able to commence commercialization of the product and generate material revenues until this phase is completed.  During this phase, we will continue to incur losses.  In order to be successful, we must obtain clients who will contract to use Paystream.  While management believes that its marketing plans will result in market acceptance of Paystream, there is no assurance that significant revenue will be generated.  We believe that we have sufficient cash on hand as of the date of this filing in order to run the business for up to twelve months without having to raise additional funds in the event we are unable to generate material revenues after six months as expected.  If we are unable to generate material revenues, we will be forced to attempt to raise additional funds on terms which may not be favorable to GPN, if we are able to raise funds at all.

Paystream – Electronic Payment Processing Application

PayStream is designed to be an electronic payment gateway integrated both for European and US based businesses and merchants.  It is an SAP certified solution. Paystream will enable merchants to authorize, settle and manage credit card and electronic check transactions via websites, mobile devices and mail order/telephone order call centers.  All businesses wanting to use a payment gateway need to be underwritten by a local national bank, as this is the norm in the merchant underwriting industry.  Typically, banks located in the United States will require businesses based in the United States to have an authorized officer with a social security number sign the merchant application.  European banks require each company to have an authorized officer of European nationality to sign on the underwriting documents as well.  Banks in the United States only underwrite risks of businesses based in nationally, and European banks only underwrite the risks of businesses based in Europe.

Paystream will offer a convenience to both businesses based in the United States and Europe. As an SAP certified software solution, other users of an SAP certified solution can easily integrate with Paystream payment application.  This opens our market to all SAP users and SAP certified solutions providers in Europe and in the United States.

Upon the completion of the final quality and testing phase, Paystream is intended to operate as a payment gateway. A payment gateway is an e-commerce application service provider service that authorizes payments for e-business, online retailers, brick and click, or traditional brick and mortar. It is the equivalent of a physical point of sale terminal located in most retail outlets. Payment gateways protect credit card details by encrypting sensitive information, such as credit card numbers, to ensure that information is passed securely between the customer and the merchant and also between merchant and the payment processor.

How Paystream is Intended to Work

A payment gateway facilitates the transfer of information between a payment portal (such as a website or mobile phone) and an acquiring bank. When a customer orders a product from a payment gateway-enabled merchant, the payment gateway performs a variety of tasks to process the transaction:

▪

A customer places an order on a particular portal by pressing the 'Submit Order' or equivalent button, or perhaps enters their card details using an automatic phone answering service.

▪

If the order is via a website, the customer's web browser encrypts the information to be sent between the browser and the merchant's web server.  This is done via Secure Socket Layer (“SSL”) encryption.

▪

The merchant then forwards the transaction details to their payment gateway. This is another SSL encrypted connection to the payment server hosted by the payment gateway.

▪

The payment gateway forwards the transaction information to the payment processor used by the merchant's acquiring bank.

▪

The payment processor forwards the transaction information to the card association (i.e., Visa/MasterCard).

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▪

If an American Express or Discover Card was used, then the processor acts as the issuing bank and directly provides a response of approved or declined to the payment gateway.

▪

Otherwise, the card association routes the transaction to the correct card issuing bank.

▪

The credit card issuing bank receives the authorization request and sends a response back to the processor (via the same process as the request for authorization) with a response code. In addition to determining the fate of the payment, (i.e. approved or declined) the response code is used to define the reason why the transaction failed (such as insufficient funds, or bank link not available).

▪

The processor forwards the response to the payment gateway.

▪

The payment gateway receives the response, and forwards it on to the website (or whatever interface was used to process the payment) where it is interpreted as a relevant response then relayed back to the cardholder and the merchant.

▪

The entire process typically takes 2–3 seconds.

▪

The merchant submits all their approved authorizations, in a "batch", to their acquiring bank for settlement.

▪

The acquiring bank deposits the total of the approved funds in to the merchant's nominated account. This could be an account with the acquiring bank if the merchant does their banking with the same bank, or an account with another bank.

▪

The entire process from authorization to settlement to funding typically takes 3 days.

SAP certification of PayStream

PayStream is certified by SAP AG as a global payment gateway certified on SAP’s NetWeaver Platform. This certification was achieved in July 2009 and confirms that Paystream is compatible to run on SAP’s NetWeaver platform described above .. SAP AG, together with its subsidiaries, develops, markets, and sells enterprise application software products for corporations, government agencies, and educational institutions in Europe, the Middle East, Africa, North America , Latin America, and the Asia Pacific Japan region. GlobalPayNet is part of the Software Solution Partners in the SAP Partner Edge Program and, through this program, has access to over 100,000 SAP enterprise partners who could use Paystream services. We believe being a Software Solutions Partner of SAP enhances our branding and credibility of Paystream, as SAP is a globally recognized enterprise software.

The Data Center

Through our partnership with GlobeX, we have access to a data center located in Geneva, Switzerland.  This facility features multiple physical and electronic security systems, including biometric authentication, 24/7 manned surveillance, automated surveillance systems, multiple checkpoints, highly secure rooms, restricted passageways and multi-person access controls. Additional monitoring equipment is installed within Globalpaynet’s servers’ racks in order to provide real time notification (e-mail, SMS) of any physical access to the facility. The servers are hosted in an ISO 9001:2000 certified building providing a complete data center infrastructure service: a secure, reliable and cost-effective way to ensure the continuous availability of business systems and applications.  This facility will be used to store Paystream transactions processed in the international market.  There is no extra cost billed to Globalpaynet to store Paystream transactions in this data center.

As this facility is used to host Securus and EHRmedi services which we plan to sell pursuant to our licensing agreement with Globex, we will pay to Globex the cost of operations for those services associated with this data center facility. Such costs include standard memory storage costs which will vary from time-to-time depending on the cost of servers used and the amount of storage used to store Globalpaynet’s clients in the USA.  We will also remit to Globex a licensing fee of 10% of gross sales from the sale of Securus and EHRmedi services beginning in January 2011.

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PCI DSS compliance

Introduction to the PCI DSS compliance

Beginning in the late 1990’s when credit fraud became rampant, the major credit cards industries combined their efforts to provide guidelines on how to handle sensible personal data related to credit card payments. In 2004, these efforts resulted in the first version of PCI DSS, which is now becoming mandatory for all entities involved in the processing of credit card data during a payment. The standards apply to all organizations that store, process or transmit cardholder data – with guidance for software developers and manufacturers of applications and devices used in those transactions. Prior to October 2008, the PCI Council (composed by American Express, Discover Financial Services, JCB International, MasterCard Worldwide and Visa Inc.) monitored the conformance to the standard only in North America, but since the updated rules of PCI DSS became effective on October 30 2008, the PCI council, along with PCI Europe, are pushing global banks and all companies processing, storing, or transmitting cardholder data to be PCI DSS compliant.

We have engaged SecurityMetrics to certify our platform and perform PCI Scans (ASV), PCI audits (QSA), PA-DSS audits, penetration tests and forensic analysis.   SecurityMetrics is a Qualified Payment Application Security Company (QPASC) and offers a security appliance with vulnerability assessment, intrusion detection and intrusion prevention functionality.

Competition

The payment processing industry is highly competitive. We will compete with many small and large companies compete to provide payment processing services and related services to a wide range of merchants. There are a number of large transaction processors, including First Data Merchant Services Corporation, CyberSource, Chase Paymentech and Global Payments, Inc., who serve a broad market spectrum from large to small merchants and provide banking, automatic teller machine, and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller transaction processors that provide various services to small and medium-sized merchants.

Our largest competitor in the United States is Authorize.net. Since 1996, Authorize.Net has been a leading provider of payment gateway services, managing the submission of billions of transactions to the processing networks on behalf of merchant customers. Authorize.Net is a solution offered by CyberSource Corporation, a wholly owned subsidiary of Visa.  Our largest competitor in Canada is Chase Paymentech.

Marketing strategy

We plan to market Paystream mainly through online search engine optimization, online marketing, (including an email marketing campaign), and through the SAP network of companies and partners.  We also plan to build a network of resellers and form various partnerships in order to sell our proprietary and licensed web-based applications for electronic data management, Paystream, Securus and EHRmedi.  Our short term marketing strategy will be to develop a partner strategy and program by type of partner such as:

•

Technology partners (e.g. SAP);

•

Implementation and solution partners (e.g. local IT integrators); and

•

Managed services partners (e.g. ISPs, web sites creators).

SOURCES AND AVAILABILITY OF RAW MATERIALS AND PRINCIPAL SUPPLIERS

Our payment gateway services are not dependent on the availability of raw materials. As such, we do not need to purchase raw materials nor do we use or rely on outside suppliers or vendors to make our credit card processing gateway services available to merchants.

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CUSTOMERS

We are a development stage company, and as such, we have not generated any significant revenue. The revenue that we generated prior to December 31, 2009, was transacted with only a few customers. Accordingly, we acknowledge that we face substantial risk and  recognize that the challenges relevant to building a broader, larger clientele are formidable. We plan to execute a comprehensive marketing and sales strategy to build our client base and alleviate our dependence on a small base of customers.

INTELLECTUAL PROPERTY

Our intellectual property consists of our internally-developed proprietary technology that underlies our core platform, Paystream. We rely on agreements with contractors and other parties with whom we do business in order to limit access to and disclosure of our proprietary information, as well as to clarify rights to intellectual property associated with our business.  To date we have not registered for statutory copyright protection.  A logomark application for Paystream has been filed by Renovatio Media Group S.A., and such logomark rights, if approved will be transferred automatically to Globalpaynet Holdings Inc.

GOVERNMENT APPROVAL &GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

— REGULATORY BACKGROUND.

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally and directly applicable to online commerce or security in the online commerce .. We are not .. currently subject to direct regulation by any governmental agency other than laws and regulations generally applicable to businesses. As Internet use gains popularity, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Management does not contemplate providing personal information regarding our customers to third parties. However, the adoption of additional consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

Governments have and may continue to enact legislation applicable to us in areas such as content distribution, performance and copying, other copyright issues, network security, encryption, the use of key escrow data, privacy protection, caching of content by server products, electronic authentication or "digital" signatures, illegal or obscene content, access charges and retransmission activities. The applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is also uncertain. Export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase it legal exposure.

In addition, because our services are intended to be made available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or foreign country. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to the business could have a material adverse effect on the business, results of operations and financial condition.

Management is not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws that are intended to address these issues could create uncertainty in the Internet market place.

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COSTS OF RESEARCH AND DEVELOPMENT ACTIVITIES

Since inception approximately $5.4 million has been spent on the development of our proprietary software platform, Paystream, including costs for payments for engineering services, PCI DSS audit fees, and platform maintenance fees.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

As a credit card transactions processing gateway, Globalpaynet is not impacted by the costs and effects of compliance with environmental laws, other than the laws and regulations generally applicable to businesses. Globalpaynet operates with a high level of respect for and promotes the protection of the environment, and is not aware of circumstances that would create any significant financial responsibility for environmental matters.

EMPLOYEES

Globalpaynet, through its wholly owned subsidiary Globus Payments Ltd. employs two fulltime and one parttime employees most other individuals that work for us are independent contractors who are compensated on a commission basis or on a contract payment basis. Alain Ghiai, our Chairman and Chief Executive Officer and our only director, has no employment or other agreement with us, but our wholly-owned subsidiary, Globus Payments Ltd., has entered into a consulting agreement with Mr. Ghiai.

PROPERTY

Globalpaynet leases office space at Columbia Tower, 701 Fifth Avenue Suite 4200, Seattle WA, 98104, USA, as well as two offices in Vancouver, BC and Kamloops BC, Canada on a month to month basis. We believe our existing facilities will be adequate to meet our anticipated needs for the foreseeable future.

Substantially all of our development hardware and software and certain of our computer hardware operations are located at Radiant Communications, at 1600 - 1050 West Pender Street, in Vancouver, B.C., Postal Code: V6E 4T3, Canada.

LEGAL PROCEEDINGS

There are no material legal proceedings currently pending or threatened against Globalpaynet

MANAGEMENT

Our directors will serve until the next annual meeting of stockholders. Our officers and key employees and consultants are appointed by our Board of Directors and serve at its discretion.

Current Directors and Executive Officers

Our board of directors currently consists of one member. There are no arrangements or understandings between our director or any other persons pursuant to which he has been selected as director, other than as described below. Mr. Ghiai owns 1,000,000 shares of our Class A Preferred Stock. The Class A Preferred Stock owned by Mr. Ghiai ensures that he will have effective voting control regarding the election of additional directors or his removal as director. There are no “family relationships” among the directors, as that term is defined by the Securities and Exchange Commission. Set forth below is our current Board of Directors, including each member’s age and position with GlobalPayNet.

Name	Age	Position
Alain Ghiai	43	Chief Executive Officer, Chief Accounting Officer, Secretary, Treasurer, Chairman of the Board

Alain Ghiai

Executive Chairman, Founder, CEO, Secretary, Treasurer

Alain Ghiai has served as CEO and Chairman of Globalpaynet since 2004 when he founded GPN and Globus Payments Ltd, our wholly owned subsidiary.  As such, Mr. Ghiai is responsible for the funding, development and commercial deployment of our technology ..

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In 2002, utilizing his e-commerce experience gained from a successful ecommerce venture, Ghiai gathered his technology team to develop an IP Gateway processing platform, which resulted in the formation of GPN in 2004.  Mr. Ghiai plans to use his experience as an entrepreneur and a vast network of business contacts, to turn the Globalpaynet group into a global leader in secure data processing and storage.

Mr. Ghiai also has served as Chairman of GlobeX Data S.A. which was incorporated in Switzerland in 2007 , and GlobeX Data Ltd,  its wholly owned subsidiary in the United Kingdom.  GlobeX is our European partner with whom the Company has contracted to develop Paystream and to market and distribute Paystream  in non-U.S and Canadian markets.  Globex has also licensed  the Company to sell and distribute its products, Securus and EHRmedi, in the US.  As Chairman, Mr. Ghiai oversees all compliance issues relating to PCI-DSS and HIPAA certifications, as well as large partnerships and certifications.

Mr. Ghiai holds a BofARCH from California College of the Arts in San Francisco California.   Mr. Ghiai is a citizen of Belgium and a resident of Switzerland.

Audit Committee Financial Expert

The Board of Directors has not appointed an Audit Committee. The functions that would be performed by an Audit Committee are performed by the Board of Directors. The Board of Directors does not have an “audit committee financial expert.”

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until the end of our fiscal year on December 31, 2009.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alain Ghiai, Chairman and CEO	2009 2008 2007	110,417 90,000 —	–– –– ––	–– –– 3,118,000	5,499,094 5,258,040 ––	–– –– ––	–– –– ––	— — —	5,609,511 5,348,040 3,118,000

———————

(1)

Reflects amounts paid pursuant to the consulting agreement between Globus Payments, Ltd. and Mr. Ghiai

(2)

Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

(3)

Represents the fair value of the stock on the date of grant.  On September 28, 2007, the Company granted Mr. Ghiai 1,000,000 shares of the Company’s Class A Preferred Stock.  Pursuant to the terms of the Class A Preferred, Mr. Ghiai effectively will retain total voting control of the Company regardless of the number of shares of common stock issued.  The grant was authorized by the Board of Directors for the purpose of providing voting control to Mr. Ghiai and enable him to take actions to facilitate the Company’s growth.

(4)

On January 17, 2008, the Company granted Mr. Ghiai an option to purchase 200,000,000 shares of the Company’s common stock with an exercise price of $2.00 per share. The option became exercisable in full on January 17, 2010 and expires on January 17, 2060 unless Mr. Ghiai’s service to the Company is earlier terminated, in which case the option will expire three months after Mr. Ghiai’s termination date.  The amount of the grant was determined by the Board of Directors who considered the following metrics: the number of shares underlying the grant was approximately 5.5 times the then outstanding shares and the equivalent of an annual allotment of 4 million shares over  its 50 year term, which annual amount is approximately 10% of the then-outstanding shares of the Company; as well as an exercise price of approximately 4 times the sales price of recent placements of the Company’s Common Stock.  The Board further considered that the grant would be subject to dilution in future equity transactions, and that the lengthy term and above market exercise price provides incentive to Mr. Ghiai to increase the value of the Company by similar metrics.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below summarizes the awards under the Corporation's equity incentive plans for the Company’s  named executive officer outstanding as of December 31, 2009.

	Option Awards						Stock Awards
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Number of Shares or Units of Stock That Have Not Vested (#)
Number of Securities Underlying Unexercised Options (#)
Option Exercise Price ($)
					Option Expiration Date	Option Vesting Date
Name	Exercisable	Unexercisable
Alain Ghiai	—	200,000,000	—	2.00	1/17/2060	1/17/2010	—	—	200,000,000	—

The option to purchase 200,000,000 shares of the Company’s common stock granted to Mr. Ghiai on January 17, 2008 at an exercise price of $2.00 per share is our only outstanding equity award as of December 31, 2009. The option became exercisable in full on January 17, 2010 and expires on January 17, 2060 unless Mr. Ghiai’s service to the Company is earlier terminated, in which case the option will expire three months after Mr. Ghiai’s termination date.

Director Compensation.

Our director is not compensated for his service as a member of our board of directors.

Employment Agreements.  Currently, we do not have any written employment or consulting agreements. On January 18, 2008, our wholly-owned subsidiary, Globus Payments Ltd., entered into a consulting agreement with Alain Ghiai, our Chairman and Chief Executive Officer, whereby Globus Payments Ltd. agreed to pay Mr. Ghiai yearly compensation of US$100,000 in cash for services rendered by Mr. Ghiai to Globus Payments Ltd.  The agreement can be terminated with 15 days notice with no penalties, carries a five year term, and is automatically renewed for an additional term unless terminated with thirty days’ written notice.  The agreement includes customary confidentiality and ownership of work product by the Company terms.  As of December 31, 2009 and 2008, approximately $100,000 and $81,659, respectively, pursuant to this consulting agreement remained unpaid.

COMPENSATION DISCUSSION AND ANALYSIS

Currently, we do not pay a salary to our sole employee, Alain Ghiai, our Chairman and Chief Executive Officer. We believe that Mr. Ghiai is best compensated with equity awards because such compensation will enable Globalpaynet to conserve its cash position while providing Mr. Ghiai an incentive to grow Globalpaynet and create  a sustainable revenue stream, in order to increase the value of his options, which have an exercise price of $2.00 per share, well above market price of approximately $0.50 per share on the grant date. The grant was issued to provide additional incentive for Mr. Ghiai to remain in the employment of Globalpaynet and to facilitate an increase in the Company’s market value.  The option became exercisable after he completed two years of service to the Company on January 17, 2010, with a term of 50 years, or three months after Mr. Ghiai ceases to be employed by the Company.

Compensation Committee Interlocks and Insider Participation

None.

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Code of Ethics

Globalpaynet has not adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, mainly because currently all of these positions and functions are carried out by one individual, Alain Ghiai, and Globalpaynet believes that adopting a code of ethics applicable to only one individual would be unnecessary. However, as Globalpaynet expands and additional executive officers are appointed, Globalpaynet intends to adopt a code of ethics.

Nominating Committee; Nominating Procedures

Globalpaynet currently does not have a nominating committee and does not presently plan to establish a nominating committee. Globalpaynet has not implemented any formal procedures pursuant to which securityholders may recommend nominees to Globalpaynet’s board of directors.

Audit Committee

Globalpaynet currently does not have an audit committee and has not made a determination of whether there it has a financial expert. Globalpaynet does not presently plan to establish an audit committee. However, if an audit committee is established, the Registrant will make the proper disclosures on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and nature of beneficial ownership of any class of Globalpaynet’s voting securities of any person known to Globalpaynet to be the beneficial owner of more than five percent of Company’s the outstanding shares, as of the close of business on August 31, 2010. Alain Ghiai is currently the only member of our management team, therefore no separate table has been provided solely for management ownership.

Title of Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class (See note 1)
Common Stock	Alain Ghiai 14 Rue du Rhone Geneve 1204 Switzerland	211,816,940(2)	87.73%
Common Stock	Andorra Banc Agricol Reig SA Calle Manuel Cerqueda 1 AD700 Escaldes Engordany	13,300,000	32.09%
Common Stock	Renovatio Media Group SA 14 Rue du Rhone Geneve 1204 Switzerland	6,153,190(3)	14.85%
Common Stock	Catalyst Capital Holdings Ltd. Foresight Capital Holdings Ltd. Griffin Capital Holdings Ltd. Edelweiss Capital Holdings Ltd. (4)	2,980,000	7.19%
Class A Preferred Stock (5)	Alain Ghiai	1,000,000	100%

———————

(1)

Percentages are calculated based on 41,643,748 shares of common stock and 1,000,000 shares of Class A Preferred Stock issued and outstanding as of August 31, 2010, unless otherwise noted.

(2)

Percentage is calculated based on 241,643,748 which includes vested options to purchase 200,000,000 shares of common stock. Mr. Ghiai’s common stock ownership includes the following:

•

3,978,750 shares owned directly by Mr. Ghiai,

•

6,153,190 shares owned directly by Renovatio Media Group S.A. (“Renovatio”), of which Mr. Ghiai is the sole director. Includes shares held in its former name, Maisonette Group SA,

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•

990,000 shares owned directly by Globus Communications, a division of Renovatio (“Globus Comm”); and

•

695,000 shares owned directly by Globus Media Ltd. (“Globus Media”), which is a wholly-owned subsidiary of Renovatio and of which Mr. Ghiai is the sole director.

•

Options to purchase 200,000,000 shares of common stock at a per share exercise price of $2.00.

(3)

The shares shown are also included in Mr. Ghiai’s holdings as noted in footnote 2.

(4)

The shares shown include 900,000 shares directly owned by Foresight Capital Holdings, Ltd. (“Foresight”); 900,000 shares directly owned by Catalyst Capital Holdings Ltd. (“Catalyst”), 900,000 shares directly owned by Griffin Capital Holdings Ltd. and 280,000 shares directly owned by Edelweiss Capital Holdings Ltd. (“Edelweiss”). Each of Foresight, Catalyst, Griffin and Edelweiss is a private U.K. company.  Etienne Ligot, a Belgian citizen and resident, possesses sole voting and dispositive power over the shares held by each of Catalyst, Foresight, Griffin and Edelweiss.

(5)

Pursuant to the terms of the Class A Preferred Stock, the owner of the Class A Preferred Stock will effectively retain total voting control of Globalpaynet regardless of the number of shares of common stock issued.

No other person is the beneficial owner of more than five percent of any class of GlobalPayNet’s voting securities.

Change of Control.

To GlobalPayNet’s knowledge, there are no arrangements, which may result in a change of control of GlobalPayNet.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

E-Shopping Technologies Purchase. On July 31, 2007, our wholly-owned subsidiary , Globus Payments Ltd., entered into an agreement to purchase E-Shopping Technologies Ltd. from Renovatio Media Group S.A. (“Renovatio”). As consideration for the sale, we paid Renovatio US$350,000 in cash and issued 1,000,000 shares of its common stock to Renovatio. Alain Ghiai, our Chairman and Chief Executive Officer and our sole director at the time of transaction, is the sole director of Renovatio. As of the date of the purchase and sale of E-Shopping Technologies Ltd., Mr. Ghiai was one of two members of the Board of Renovatio. The other board member also approved the terms of the sale.

Grant of Class A Preferred Stock. On September 28, 2007, Globalpaynet issued 1,000,000 shares of its Class A Preferred Stock to Mr. Ghiai, our Chairman and Chief Executive Officer and our sole director. Pursuant to the terms of the Class A Preferred, Mr. Ghiai effectively will retain total voting control of Globalpaynet regardless of the number of shares of common stock issued.

Option Grant. On January 17, 2008, Globalpaynet granted Mr. Ghiai, our Chairman and Chief Executive Officer and our sole director, an option to purchase 200,000,000 shares of Globalpaynet’s common stock with an exercise price of $2.00 per share. The option is exercisable in full beginning on January 17, 2010 and expires on January 17, 2060 unless Mr. Ghiai’s service to Globalpaynet is earlier terminated, in which case the option will expire three months after Mr. Ghiai’s termination date.

Share Transfer. On February 20, 2008, the Board of Directors of Maisonette International Enterprises, Inc., a Nevada corporation (“Maisonette”), authorized the transfer of 2,500,000 of GlobalPayNet’s shares held by Maisonette to Mr. Ghiai, our Chairman, Chief Executive Officer and sole director, as compensation to Mr. Ghiai for having secured a loan on behalf of Maisonette with Mr. Ghiai’s personal assets. At the time of the transfer, Mr. Ghiai was the sole director and chairman of Maisonette, a position which he has since resigned.

Consulting Agreement. On January 18, 2008, our wholly-owned subsidiary, Globus PaymentsLtd., (“GPY”) entered into a consulting agreement with Mr. Ghiai, our Chairman and Chief Executive Officer and our sole director, whereby GPY agreed to pay Mr. Ghiai yearly compensation of US$100,000 in cash for services rendered by Mr. Ghiai to GPY. GPY will also reimburse Mr. Ghiai for any out-of-pocket expenses incurred in connection with the performance of his duties pursuant to the consulting agreement. The consulting agreement has a five-year term, which will automatically renew for successive five-year periods unless notice is given by either party. As of December 31, 2009 and 2008, approximately $100,000 and $81,659, respectively, pursuant to this consulting agreement remained unpaid.

28

Transactions with GlobeX Data S.A .. In August 2007, we entered into a Market Agreement with GlobeX Data, S.A. and placed it in charge of all international sales and development   for the Paystream electronic payment gateway application in non-US and its Canadian markets.   In exchange for GlobeX’s sales and development activities and active promote , we paid a one-time fee equal to 500,000 Euros.  Over the term of the 10-year agreement, , no further payments will be made to GlobeX for such activities, and GlobeX will pay to Globalpaynet 20% of the gross sales generated from GlobeX’s sale and distribution of services provided through Paystream.

Our subsidiary, Globus Payments, Ltd, has also contracted with GlobeX to perform all its PCI compliance work and to maintain its systems. Payments to GlobeX for this compliance and maintenance work for the years ending December 31, 2009 and 2008 totaled $256,294 and $967,842, respectively.  We will also use GlobeX’s data centre to store Paystream transaction data, and we plan to market and distribute GlobeX’s Securus and EHRmedi offerings.   Alain Ghiai is a member of GlobeX’s board of directors; Mr. Alain Ghiai is also our sole director, chairman, and majority stockholder.

On August 23 2010, we formalized our agreement GlobeX by signing a ten-year exclusive license agreement to sell and distribute GlobeX’s Securus®, SecurusVault, MediVault, LexVault, FinVault and EHRmedi® lines of services in the United States.  We will be required to pay to Globex 10% of all gross sales under the license agreement for all territories in which we are licensed to sell GlobeX products.

Pursuant to the terms of the agreement, we have  the exclusive rights to sell Securus and EHRmedi to the US market until December 31, 2020.  , In addition to the 10% licensing fee on gross sales of these products we will also pay to Globex the cost of memory storage and platform maintenance related for such services.

Intellectual Property Licensing. We use the “EHRmedi” and “Securus” logomarks in the United States and Canada pursuant to a license agreement between GPN and Renovatio ..  Mr. Ghiai is the sole director of Renovatio. We issued 128,190 shares, valued at $0.80 per share, of our common stock to Renovatio in payment of the right to use these logomarks.

We currently have no policies or procedures for the review, approval or ratification of related-party transactions.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Globalpaynet by Quick Law Group PC, 900 W. Pearl St., Suite 300, Boulder, Colorado 80302.

EXPERTS

The balance sheet and financial statements of Globalpaynet in this prospectus have been audited by Li and Company, P.C. independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing.

29

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On August 14, 2009, Globalpaynet’s board of directors dismissed Moore & Associates, Chartered, its independent registered public accounting firm. On the same date, August 14, 2009, the accounting firm of Seale and Beers, CPAs was engaged as the GPN’s new independent registered public accounting firm. GPN’s Board of Directors approved of the dismissal of Moore & Associates Chartered and the engagement of Seale and Beers, CPAs as its independent auditor. None of the reports of Moore & Associates Chartered on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the GPN’s audited financial statements contained in its Form 10-K for the fiscal year ended December 31, 2008 contained a going concern qualification in GPN’s audited financial statements.

During GPN’s two most recent fiscal years and the subsequent interim periods thereto, there were no disagreements with Moore and Associates, Chartered whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moore and Associates, Chartered's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on GPN’s financial statements, nor were there any up to and including the time of dismissal on August 14, 2009.

On August 27, 2009, the Public Company Accounting Oversight Board (“PCAOB”) revoked the registration of Moore and Associates, Chartered because of violations of PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality controls standards, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and noncooperation of a PCAOB investigation.

On August 14, 2009, GPN engaged Seale and Beers, CPAs as its independent accountant. During the two most recent fiscal years and the interim periods preceding the engagement, GPN did not consult Seale and Beers, CPAs regarding any of the matters set forth in Item 304(a)(1)(v) of Regulation S-K.

On December 23, 2009, Globalpaynet’s Board of Directors dismissed Seale and Beers, CPAs, its independent registered public account firm. On December 28, 2009, the accounting firm of Li & Company, PC was engaged as GPN’s new independent registered public accounting firm. GPN’s Board of Directors, acting as Audit Committee approved of the dismissal of Seale and Beers, CPAs and the engagement of Li & Company PC as its independent auditor. None of the reports of Seale and Beers, CPAs with respect to the quarterly period ended June 30, 2009, the only period for which Seale and Beers, CPAs provided such a report, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the interim period for which Seale and Beers was engaged, there were no disagreements with Seale and Beers, CPAs, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Seale and Beers, CPAs satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on GPN’s financial statements.

On December 28, 2009, GPN engaged Li & Company PC as its independent accountant. During the two most recent fiscal years and the interim periods preceding the engagement, GPN has not consulted Li & Company PC regarding any of the matters set forth in Item 304(a)(1)(v) of Regulation S-K.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

30

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.Globalpaynet.com.  Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

•

Annual Report on Form 10-K/A for the year ended December 31, 2009, and

•

Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010.

•

Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

701 Fifth Ave.
Suite 4200
Seattle, WA 98104

Attn: Corporate Secretary
(206) 262-7533

31

GLOBALPAYNET HOLDINGS, INC

(Formerly Spectre Technology Corp.)

(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets for December 31, 2009 and 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and for the period from December 30, 2004 (inception) through December 31, 2009	F-4
Consolidated Statements of Stockholders' Equity for the period from December 30, 2004 (inception) through December 31, 2009	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the period from December 30, 2004 (inception) through December 31, 2009	F-7
Notes to the Consolidated Financial Statements	F-8
Consolidated Balance Sheets for the years ended March 31, 2010 (Unaudited) and December 31, 2009	F-17
Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009 and for the Period from December 30, 2004 (Inception) through March 31, 2010 (Unaudited)	F-18
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 and for the Period from December 30, 2004 (Inception) through March 31, 2010 (Unaudited)	F-19
Notes to the Consolidated Financial (Unaudited)	F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Globalpaynet Holdings, Inc.

(A development stage company)

Seattle, Washington

We have audited the accompanying consolidated balance sheets of Globalpaynet Holdings, Inc., a development stage company, (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from December 30, 2004, (inception) through December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended and for the period from December 30, 2004 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had a net loss and cashed used in operations for the year ended December 31, 2009, respectively, with minimal revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 14, 2010

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$628,291	$653,452
Prepaid expenses	955	—
Marketable securities	676,381	1,763,116
Total current assets	1,305,627	2,416,568

Property and equipment
Furniture and fixtures, (net of accumulated depreciation of $3,568 and $1,903, respectively)	8,491	9,636
Computers and software, (net of accumulated depreciation of $39,528 and $15,941, respectively)	102,572	59,445
Total property and equipment	111,063	69,081

TOTAL ASSETS	$1,416,690	$2,485,649

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$20,257	$2,714
Accrued liabilities, related party	100,000	81,659
Short term borrowings	—	527,763
TOTAL LIABILITIES	120,257	612,136

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock: $0.001 par value 5,000,000 shares authorized: 1,000,000 shares issued and outstanding	1,000	1,000
Common stock: $0.001 par value 300,000,000 shares authorized: 40,443,748 and 38,084,958 shares issued and outstanding, respectively	40,443	38,085
Additional paid-in capital	22,788,458	16,169,990
Deficit accumulated during the development stage	(21,594,873)	(14,181,265)
Accumulated other comprehensive income (loss)	61,405	(154,297)
TOTAL STOCKHOLDERS’ EQUITY	1,296,433	1,873,513

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,416,690	$2,485,649

The accompanying notes are an integral part of these financial statements

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,		From December 30, 2004 (Inception) through December 31, 2009
	2009	2008
Revenues realized during the development stage	$3,167	$2,033	$5,200

Operating expenses
Research and development	834,046	2,208,247	5,204,190
Officer’s compensation	5,609,511	5,382,110	14,109,621
General and administrative expenses	277,816	460,917	1,061,475
Depreciation and amortization	23,430	11,543	41,695
Total operating expenses	6,744,803	8,062,817	20,416,981

Loss from operations	(6,741,636)	(8,060,784)	(20,411,781)

Other income (expense):
Interest expense, net	(22,690)	(52,867)	(80,003)
Gain (loss) on marketable securities, net	(656,733)	(492,456)	(1,096,754)
Foreign currency transaction gain (loss)	7,451	(13,786)	(6,335)
Total other income (expense)	(671,972)	(559,109)	(1,183,092)

Loss from operations before income taxes	(7,413,608)	(8,619,893)	(21,594,873)
Provision for income taxes	—	—	—
Net loss	$(7,413,608)	$(8,619,893)	$(21,594,873)

Net loss per common share - basic & diluted	$(0.19)	$(0.23)

Weighted common shares outstanding – basic and diluted	38,128,674	37,422,168

The accompanying notes are an integral part of these financial statements

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Period from December 30, 2004 (Inception) through December 31, 2009

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2006			20,000,000	$20,000	$39,325		$(40,824)	$18,501
Shares issued for cash at $0.50 per share, net of $699,925 expenses			13,300,000	13,300	4,887,775			4,901,075
Shares issued as placement fee			2,100,000	2,100	1,047,900			1,050,000
Shares issued for cash at $0.75 per share			133,333	133	99,867			100,000
Shares issued for services at $0.50 per share			1,000,000	1,000	499,000			500,000
Preferred shares issued for services - related party	1,000,000	1,000			3,117,000			3,118,000
Comprehensive income (loss)
Foreign exchange translation gain						228,081		228,081
Unrealized gain on marketable securities						11,326		11,326
Net loss							(5,520,548)	(5,520,548)
Total comprehensive income (loss)								(5,281,141)
Balance, December 31, 2007	1,000,000	1,000	36,533,333	36,533	9,690,867	239,407	(5,561,372)	4,406,435
Shares issued for cash at $0.80 per share, net of $32,615 expenses			540,000	540	398,845			399,385
Shares issued for services at $0.80 per share			1,000,000	1,000	799,000			800,000
Shares issued for cash at $2.00 per share			11,625	12	23,238			23,250
Options issued as compensation					5,258,040			5,258,040
Comprehensive income (loss)
Foreign exchange translation gain						222,287		222,287
Unrealized loss on marketable securities						(615,991)		(615,991)
Net loss							(8,619,893)	(8,619,893)
Total comprehensive income (loss)								(9,013,597)

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (continued)

For the Period from December 30, 2004 (Inception) through December 31, 2009

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	1,000,000	1,000	38,084,958	38,085	16,169,990	(154,297)	(14,181,265)	1,873,513
Shares issued for services at $0.80 per share			228,190	228	182,324			182,552
Shares issued for services at $0.30 per share			75,400	75	22,545			22,620
Shares issued for cash at $0.30 per share			55,200	55	16,505			16,560
Shares issued for cash at $0.45 per share			2,000,000	2,000	898,000			900,000
Options issued as compensation					5,499,094			5,499,094
Comprehensive income (loss)
Foreign exchange translation loss						(414,949)		(414,949)
Unrealized gain on marketable securities						630,651		630,651
Net loss							(7,413,608)	(7,413,608
Total comprehensive income (loss)								(7,197,906)
Balance, December 31, 2009	1,000,000	$1,000	40,443,748	$40,443	$22,788,458	$61,405	(21,594,873)	$1,296,433

The accompanying notes are an integral part of these financial statements.

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,		From inception (December 30, 2004) to December 31, 2009
	2009	2008
OPERATING ACTIVITIES
Net loss	$(7,413,608)	$(8,619,893)	$(21,594,873)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization expense	23,430	11,543	41,697
Stock compensation	5,499,094	5,258,040	13,875,134
Fair value of shares issued for services	205,172	800,000	1,505,172
Realized loss on sale of marketable securities	763,992	525,478	1,233,364
Changes in operating assets and liabilities:
Prepaid expenses	(955)	—	(955)
Accounts payable	17,543	(17,571)	20,257
Accrued expenses – related party	18,341	81,659	100,000
Net cash used in operating activities	(886,991)	(1,960,744)	(4,820,204)
INVESTING ACTIVITIES
Purchase of property and equipment	(65,412)	(68,516)	(152,759)
Purchase of marketable securities	(650,395)	(2,379,107)	(7,361,732)
Proceeds from sale of marketable securities	999,124	3,874,184	4,873,308
Net cash provided by (used in) investing activities	283,317	1,426,561	(2,641,184)
FINANCING ACTIVITIES
Proceeds from sale of stock	916,560	422,635	7,499,595
Proceeds from short term borrowings	—	527,763	527,763
Repayment of short term borrowings	(527,763)	—	(527,763)
Net cash provided by financing activities	388,797	950,398	7,449,595
EFFECT OF EXCHANGE RATE CHANGES ON CASH	189,716	210,516	640,084
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(25,161)	626,731	628,291
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	653,452	26,721	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	628,291	653,452	628,291
Supplemental disclosures
Cash paid for interest	$26,801	$56,506	$88,064
Income taxes	$—	$—	$—
Non-cash activities
Shares issued for services	$205,172	$800,000	$4,668,000

The accompanying notes are an integral part of these financial statements

GLOBALPAYNET HOLDINGS, INC.

(A Development Stage Company)

December 31, 2009 and 2008

Notes to the Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on December 30, 2004.

In May of 2007 the Company filed a name change with the Nevada Secretary of State to Globalpaynet Holdings, Inc.

Globalpaynet Holdings Inc. (“Globalpaynet or the “Company”) is a Nevada Financial Services Technology company specialized in the secure electronic payment sector. The Company and its wholly owned Canadian subsidiary, along with its European partner have been providers of services and solutions enabling merchants to authorize, settle and manage credit card and electronic check transactions from a Web site, retail store, mail order/telephone order (MOTO) call center or mobile device since 2004. These solutions transmit transaction data over the Internet and manage submission of payment information to the credit card and Automated Clearing House processing networks. The Company offers payment processing through its Internet Protocol (IP) based secure payment gateway services that enable online and other merchants to authorize, settle, manage risk, and manage credit card or electronic check transactions via Physical Card Swipe Terminals, Web sites and mobile devices.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the accounts of Globalpaynet and its wholly owned operating subsidiary Globus Payments LTD (“Globus”). All significant inter-company balances and transactions have been eliminated in consolidation.

Development Stage Company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

Marketable Securities

Marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Realized gains and losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred.

At December 31, 2009 and 2008, the fair value of the Company’s marketable securities available for sale totaled $676,381 and $1,763,116, respectively.  From inception and through December 2009, these securities served as collateral for the Company’s short-term bank borrowings, which totaled $527,763 on December 31, 2008.  As of December 31, 2009, the borrowings were fully repaid.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. The Company’s property and equipment is comprised of computers, software and office furniture. .  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to ten (10) years.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of income and comprehensive income.  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts. Depreciation expenses for the years ended December 31, 2009 and 2008 was $23,430 and $11,848, respectively.

Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include equipment, software and hardware, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2009 or 2008.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company revalues its marketable securities at every reporting period and recognizes the unrealized gains or losses in the consolidated balance sheet under comprehensive income (loss) that are attributable to the change in the fair value of the marketable securities.  The Company has no other assets or liabilities measured at fair value on a recurring basis.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Foreign Currency Transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification (“Section 830-20-35”) for foreign currency transactions.  Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than the U.S. Dollar, the Company’s reporting currency or the Canadian Dollar, the Company’s operating subsidiary's functional currency.  Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid.  A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.  Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

Stock-based compensation for obtaining employee services and equity instruments issued to parties other than employees for acquiring goods or services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification and accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of section 505-50-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Comprehensive Income

The Company has applied section 220-10-45 of the FASB Accounting Standards Codification. This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income, for the Company, consists of net income and foreign currency translation adjustments and is presented in the Company’s Consolidated Statements of Income and Comprehensive Income and Stockholders’ Equity.

Net Loss per Common Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were 200,000,000 options outstanding as of December 31, 2009 and 2008, which were excluded from the calculation because their effect would be anti-dilutive.

Recently Issued Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009.  Commencing with its annual report for the year ending December 31, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting; of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities.  The Company does not expect the adoption of this update to have a material impact on its financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset, and b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The Company does not expect the adoption of this update to have a material impact on its financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”,which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”.  This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments a the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate.  Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $21,594,873 at December 31, 2009, and had a net loss and cash used in operations of $7,413,608 and $886,991, respectively, for the year ended December 31, 2009, with minimal revenues since inception.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHORT TERM BORROWINGS

The Company has historically borrowed funds based on margin available and fully secured by it marketable securities.  At December 31, 2009, and 2008, $0 and $527,763, respectively, was outstanding.

NOTE 5 - STOCKHOLDERS’ EQUITY

The Company’s authorized capital stock consists of 300,000,000 shares of common stock at a par value of $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock at a par value of $0.001 per share (“Preferred Stock”).  Of the 5,000,000 shares of authorized preferred stock, 1,000,000 shares are designated “Class A Preferred” stock.

Preferred Stock

 As of December 31, 2009 and 2008, all 1,000,000 shares of Class A Preferred stock were issued and outstanding and held by Alain Ghiai, the Chief Executive Officer.

The shares were issued to Alain Ghiai, the Company’s President, Chief Executive Officer and Director for services rendered in September 2007.  The Company received no cash proceeds from the issuance of the shares to Mr. Ghiai.  The shares of Preferred Stock were issued to Mr. Ghiai as an accredited investor (“holder”).

Holders of Class A Preferred Stock are entitled to vote on all matters submitted to a stockholder vote.  For example, if a particular matter requires the approval of a simple majority of the holders of the Company’s outstanding stock, holders of the Series A Preferred Stock would control 51% of the vote, and if a particular matter before the shareholders requires the approval of a supermajority of the holders of the Company’s outstanding stock, holders of the Series A Preferred Stock would control 76% of the vote, in each case automatically and without any further action required by either the holders of the Series A Preferred Stock or by the Board of Directors.

The Preferred Series A do not contain any rights to dividends; have no liquidation preference; are not to be amended without the holders approval; are not convertible; are senior to all other securities; and primarily control all voting.  The Preferred Series A were valued at $3,118,000 based upon industry specific control premiums and the Company’s market cap at the time of the transaction.

Common Stock

On April 15, 2007, the Company issued 7,980,000 common shares at $0.50 per share pursuant to a non-U.S. Share Private Placement and Subscription Agreement with Andorra Banc Agricol Reig, SA for an aggregate purchase price of $3,999,000.  The Company also issued 1,600,000 common shares as a placement fee.  Cash proceeds, net of placement costs, totaled $3,690,075.

On June 15, 2007, the Company issued 5,320,000 common shares at $0.50 per share pursuant to a non-U.S. Share Private Placement and Subscription Agreement with Andorra Banc Agricol Reig, SA for an aggregate purchase price of $2,704,000.  The Company also issued 500,000 common shares as a placement fee.  Cash proceeds, net of placement costs, totaled $2,261,000.

On June 18, 2007, the Company completed a private placement of 133,333 common shares at $0.75 per share for an aggregate purchase price of $100,000.

In July 2007, the Company issued 1,000,000 as part of the acquisition by the Company of E-Shopping Technologies, Inc. The shares were recorded at fair market value on the date of grant, or $0.50, or an aggregate of $500,000.

On March 31, 2008, The Company completed a private placement of 540,000 common shares at $0.80 per share.  Cash proceeds, net of $32,615 placement costs, totaled $398,845.

On July 7, 2008 the Company issued 1,000,000 common shares in payment for services.  The shares were recorded at fair market value on the date of grant, or $0.80, or an aggregate of $800,000.

In October 2008 the Company completed a private placement of 11,625 common shares at $2.00 per share for an aggregate purchase price and cash proceeds of $23,250.

In February 2009, the Company issued 128,190 common shares in payment for services.  The shares were recorded at fair market value on the date of grant, or $0.80, or an aggregate of $102,252.

In February 2009, the Company issued 100,000 common shares in payment for services.  The shares were recorded at fair market value on the date of grant, or $0.80, or an aggregate of $80,000.

In July 2009, the Company issued 50,000 common shares in payment for services.  The shares were valued at $0.30 per share, or an aggregate of $15,000, which was the fair market value of the shares on the date of issuance.

In July 2009 the Company issued 58,493 common shares at $0.30 per share for an aggregate purchase price and cash proceeds of $16,505.

In December 2009, the Company issued 25,400 common shares in payment for services.  The shares were valued at $0.30 per share, or an aggregate of $7,620, which was the fair market value of the shares on the date of issuance.

On December 23, 2009, the Company issued 2,000,000 shares of its common stock pursuant to non-U.S. Share Private Placement Subscription Agreement with Pictet Private Equity Investors SA, a Switzerland entity, at $0.45 per share, for an aggregate purchase price and cash proceeds of $900,000.  The shares securities sold in this transaction have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. This sale is exempt under Regulation S of the Securities Act of 1933 as no offers or sales were made to United States persons.

Stock Options

On January 17, 2008 the Company awarded stock options to Alain Ghiai for 200,000,000 shares in Common Stock.   The shares vest on January 17, 2010 (“vesting date”) and expire 52 years from issue date.  Provided that the Participant is employed with the Company on the vesting date, the Options may be exercised at a $2.00 price.  The options were valued at $11,013,251 using a lattice model with the following assumptions: 1% annual attrition rate, stock annual volatility of 121%, and a risk free interest rate of 4.27%.

The Company has recognized stock-based compensation expense pursuant to the two-year service period from January 17, 2008 through January 17, 2010.  Stock-based compensation expense for the years ended December 31, 2009 and 2008 totaled $5,499,093 and $5,258,036, respectively.  The unamortized portion, which totals $256,117, will be recognized as expense in fiscal 2010.

NOTE 6 – INCOME TAXES

Globalpaynet is a non-operating holding company.  Globus, the Company’s Canadian subsidiary is subject to Canadian income taxes.

United States Income Tax

Globalpaynet is incorporated in the State of Nevada and is subjected to United States of America tax law.

Canadian Income Tax

Our wholly owned subsidiary, Globus Payments, is subject to the tax laws of the Canada at the prevailing statutory rate of corporate income tax of 19.7%, but no provision for income taxes was made for the years ended December 31, 2009 and 2008 as Globus Payments did not have reportable taxable income for the period.

Deferred Tax Assets

At December 31, 2009, the Company has available for income tax purposes net operating loss (“NOL”) carry-forwards of $302,000 that may be used to offset future taxable income through the year ending December 31, 2029.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements since the Company believes that the realization of its net deferred tax assets of approximately $102,680 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $102,680.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $10,563 and $30,951 for the year ended December 31, 2009 and 2008, respectively.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31:

	For the year ended December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforward	$102,680	$92,117
Total deferred tax assets	102,680	92,117
Less: valuation allowance	(102,680)	(92,117)
Net deferred tax assets	$––	$––

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31:

	2009	2008
Federal statutory tax rate	34.0%	34.0%
Utilization of net operating loss carryforward	(34.0)%	(34.0)%
Effective tax rate	0.0%	0.0%

NOTE 7 – RELATED PARTY TRANSACTIONS

On January 18, 2008, Globus Payments Ltd., the Company’s wholly-owned subsidiary entered into a consulting agreement with Mr. Ghiai, the Company’s Chairman and Chief Executive Officer and sole director, whereby GPY agreed to pay Mr. Ghiai annual compensation of US$100,000 in cash for services rendered by Mr. Ghiai to GPY.  GPY will also reimburse Mr. Ghiai for any out-of-pocket expenses incurred in connection with the performance of his duties pursuant to the consulting agreement.  The consulting agreement has a five-year term, which will automatically renew for successive five-year periods unless notice is given by either party.  At December 31, 2009, $100,000 remained outstanding pursuant to the agreement.

Transactions with GlobeXPayNet S.A.  In August 2007, the Company established a relationship with GlobeXPayNet S.A. (“GBX”), in Switzerland and placed it in charge of all international sales and developments for Globalpaynet Holdings Inc. and its Canadian subsidiary Globus Payments Ltd.  GBX. contracts with the Company’s subsidiary Globus Payments Ltd. to perform all of its PCI compliance work.  As of the date of this report, GBX.’s sole director is Alain Ghiai, who is also a director, president and majority stockholder of the Company.  Payments to GBX for the years ending December 31, 2009 and 2008 totaled $256,294 and $967,842, respectively.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date as of December 31, 2009 through May 14, 2010, the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

GLOBALPAYNET HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$387,992	$628,291
Prepaid expenses	1,083	955
Marketable securities	732,593	676,381
Total current assets	1,121,668	1,305,627
Furniture and fixtures, (net of accumulated depreciation of $3,969 and $3,568, respectively)	8,091	8,491
Computers and software, (net of accumulated depreciation of $46,733 and $39,528, respectively)	96,437	102,572
TOTAL FIXED ASSETS	104,528	111,063
TOTAL ASSETS	$1,226,196	$1,416,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$90,245	$20,257
Accrued liabilities - related party	100,000	100,000
TOTAL LIABILITIES	190,245	120,257
Commitments and contingencies
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
1,000,000 shares issued and outstanding	1,000	1,000
Common stock: $0.001 par value; 300,000,000 shares authorized;
40,443,748 shares issued and outstanding	40,443	40,443
Additional paid-in capital	23,044,575	22,788,458
Deficit accumulated during the development stage	(22,138,085)	(21,594,873)
Accumulated other comprehensive income (loss)	88,018	61,405
TOTAL STOCKHOLDERS’ EQUITY	1,035,951	1,296,433

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,226,196	$1,416,690

See accompanying notes to the consolidated financial statements.

GLOBALPAYNET HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		From December 30, 2004 (Inception) Through
	2010	2009	March 31, 2010

Revenues realized during the development stage	$––	$––	$5,200

Operating expenses
Research and development	128,643	370,239	5,332,833
Sales and marketing	27,569	––	27,569
Officer's compensation	281,160	1,380,941	14,390,781
General and administrative expenses	98,922	76,799	1,160,395
Depreciation and amortization	7,595	4,159	49,292
Total operating expenses	543,889	1,832,138	20,960,870

Loss from operations	(543,889)	(1,832,138)	(20,955,670)

Other (income) expense:
Interest (income) expense, net	(429)	8,661	79,574
Loss on marketable securities, net	328	190,489	1,097,082
Foreign currency transaction (gain) loss	(576)	10,560	5,759
Total other (income) expense	(677)	209,710	1,182,415
Loss from operations before taxes	(543,212)	(2,041,848)	(22,138,085)
Provision for income taxes	––	––	––
Net loss	(543,212)	(2,041,848)	(22,138,085)

Other comprehensive income (loss):
Unrealized gain on marketable securities	7,177	47,016	33,163
Foreign exchange gain (loss)	19,435	(629,772)	54,855

Comprehensive income (loss)	$(516,600)	$(2,624,604)	$(22,050,067)

Net loss per common share - basic and diluted	$(0.01)	$(0.05)

Weighted average number - basic and diluted of shares outstanding	40,443,748	38,128,674

See accompanying notes to the consolidated financial statements.

GLOBALPAYNET HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,		From December 30, 2004 (Inception) through
	2009	2008	March 31, 2010
OPERATING ACTIVITIES
Net loss	$(543,212)	$(2,041,848)	$(22,138,085)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization expense	7,595	4,159	49,292
Stock compensation	256,117	1,355,941	14,131,251
Fair value of shares issued for services	––	182,552	1,505,172
Realized loss on sale of marketable securities	328	190,489	1,233,692
Changes in operating assets and liabilities:
Prepaid expenses	(128)	––	(1,083)
Accounts payable	69,988	6,856	90,245
Accrued liabilities - related party	––	22,423	100,000
Net cash used in operating activities	(209,312)	(279,428)	(5,029,516)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,060)	(31,643)	(153,819)
Purchase of marketable securities, net of sales proceeds	(49,363)	––	(2,537,788)
Proceeds from sale of marketable securities, net of purchases	––	86,730	––
Net cash provided by (used in) investing activities	(50,423)	55,087	(2,691,608)
FINANCING ACTIVITIES
Proceeds from sale of common stock	––	––	7,449,595
Proceeds from short term borrowings	––	221,993	527,763
Repayment of short term borrowings	––	––	(527,763)
Net cash provided by financing activities	––	221,993	7,449,595
EFFECT OF EXCHANGE RATE CHANGES ON CASH	19,436	(629,772)	659,520
NET CHANGE IN CASH AND CASH EQUIVALENTS	(240,299)	(632,120)	387,992
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	628,291	653,452	––
CASH AND CASH EQUIVALENTS AT END OF PERIOD	387,992	21,332	387,992
Supplemental disclosures
Cash paid for Interest expense	$161	$8,661	$88,225
Income taxes	$––	$––	$––
Non-cash activities
Shares issued for services	$205,172	$800,000	$4,668,000

See accompanying notes to the consolidated financial statements.

GLOBALPAYNET HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

MARCH 31, 2010 AND 2009

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATIONS

The Company was incorporated under the laws of the State of Nevada on December 30, 2004.

In May of 2007 the Company filed a name change with the Nevada Secretary of State to GlobalPayNet Holdings, Inc.

GlobalPayNet Holdings Inc. is a Nevada Financial Services Technology company specialized in the secure electronic payment sector. The Company and its wholly owned Canadian subsidiary, along with its European partner have been providers of services and solutions enabling merchants to authorize, settle and manage credit card and electronic check transactions from a Web site, retail store, mail order/telephone order (MOTO) call center or mobile device since 2004. These solutions transmit transaction data over the Internet and manage submission of payment information to the credit card and Automated Clearing House processing networks. The Company offers payment processing through its Internet Protocol (IP) based secure payment gateway services that enable online and other merchants to authorize, settle, manage risk, and manage credit card or electronic check transactions via Physical Card Swipe Terminals, Web sites and mobile devices.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full year. These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2009 and notes thereto contained in the information filed as part of the Company’s Annual Report on Form 10-K filed on May 18, 2010.

The consolidated financial statements include the accounts of GlobalPayNet and its wholly owned operating subsidiary Globus Payments LTD (“Globus”) as of March 31, 2010 and 2009 and for the interim periods then ended.  All significant inter-company balances and transactions have been eliminated in consolidation

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable securities

Marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Realized gains and losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred.

At March 31, 2010 and December 31, 2009, the fair value of the Company’s marketable securities available for sale totaled $732,593 and $676,381, respectively.

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. The Company’s property and equipment is comprised of computers, software and office furniture. .  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to ten (10) years.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of income and comprehensive income.  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include equipment, software and hardware, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of March 31, 2010 or 2009.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company revalues its marketable securities at every reporting period and recognizes the unrealized gains or losses in the consolidated balance sheet under comprehensive income (loss) that are attributable to the change in the fair value of the marketable securities.  The Company has no other assets or liabilities measured at fair value on a recurring basis.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Foreign currency transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification (“Section 830-20-35”) for foreign currency transactions.  Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than the U.S. Dollar, the Company’s reporting currency or the Canadian Dollar, the Company’s operating subsidiary's functional currency.  Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid.  A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.  Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

Stock-based compensation for obtaining employee services and equity instruments issued to parties other than employees for acquiring goods or services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification and accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of section 505-50-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Comprehensive income

The Company has applied section 220-10-45 of the FASB Accounting Standards Codification. This statement establishes rules for the reporting of comprehensive income and its components.  Comprehensive income, for the Company, consists of net income and foreign currency translation adjustments and is presented in the Company’s Consolidated Statements of Income and Comprehensive Income and Stockholders’ Equity.

Net loss per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were 200,000,000 options outstanding as of March 31, 2010 and 2009, which were excluded from the calculation because their effect would be anti-dilutive.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009. Commencing with its annual report for the year ending December 31, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting; of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate.  Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $22,138,085 at March 31, 2010, and had a net loss and cash used in operations of $543,212 and $209,312, respectively, for the three months ended March 31, 2010.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS’ EQUITY

The Company’s authorized capital stock consists of 300,000,000 shares of common stock at a par value of $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock at a par value of $0.001 per share (“Preferred Stock”).  Of the 5,000,000 shares of authorized preferred stock, 1,000,000 shares are designated “Class A Preferred” stock.

As of March 31, 2010, and December 31, 2009, all 1,000,000 shares of Class A Preferred stock were issued and outstanding and held by Alain Ghiai, the Chief Executive Officer.  As of March 31, 2010, and December 31, 2009, 40,443,478 shares of common stock were issued and outstanding.

As of March 31, 2010, and December 31, 2009, the Company’s Chief Executive Officer held an option to purchase 200,000,000 shares of Common Stock at an exercise price of $2,00 per share.  The shares vested on January 17, 2010 (“vesting date”) and expire 50 years from the vesting date.  Provided that the Participant is employed with the Company on the vesting date, the Options may be exercised at a $2.00 price.  The options were valued at $11,013,251 using a lattice model with the following assumptions: 1% annual attrition rate, stock annual volatility of 121%, and a risk free interest rate of 4.27%.

The Company has recognized stock-based compensation expense pursuant to the two-year service period from January 17, 2008 through January 17, 2010.  Stock-based compensation expense for the three months ended March 31, 2010 and 2009 totaled $256,117 and $1,355,941, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

On January 18, 2008, Globus Payments Ltd., the Company’s wholly-owned subsidiary entered into a consulting agreement with Mr. Ghiai, the Company’s Chairman and Chief Executive Officer and sole director, whereby GPY agreed to pay Mr. Ghiai annual compensation of US$100,000 in cash for services rendered by Mr. Ghiai to GPY.  GPY will also reimburse Mr. Ghiai for any out-of-pocket expenses incurred in connection with the performance of his duties pursuant to the consulting agreement.  The consulting agreement has a five-year term, which will automatically renew for successive five-year periods unless notice is given by either party.  Compensation expense pursuant to this agreement totaled  approximately $25,000 during each of the three months ended March 31, 2010 and 2009.

Transactions with GlobeXPayNet S.A.  In August 2007, the Company established a relationship with GlobeXPayNet S.A. (“GBX”), in Switzerland and placed it in charge of all international sales and developments for GlobalPayNet Holdings Inc. and its Canadian subsidiary Globus Payments Ltd.  GBX. contracts with the Company’s subsidiary Globus Payments Ltd. to perform all of its PCI compliance work.  As of the date of this report, GBX.’s sole director is Alain Ghiai, who is also a director, president and majority stockholder of the Company.  Payments to GBX for the three months ending March 31, 2010 and 2009 totaled $65,000 and $90,529, respectively.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date as of March 31, 2010 through June 14, 2010, the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

PART II

Information Not Required In The Prospectus

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation (which is not the case with our articles of incorporation). Excepted from that immunity are:

(1)

a willful failure to deal fairly with Globalpaynet or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent allowed by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)

such indemnification is expressly required to be made by law;

(2)

the proceeding was authorized by our Board of Directors;

(3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$3,084
Transfer Agent Fees	$3,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$10,000
Edgar filing fees	$1,500

Total	$22,584

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

From July 1, 2007 through August 31, 2010, we have made the following sales/issuances of our common stock, par value $0.001 per share:

Date Of Issuance	Number of Shares	Issued To	Price	Exemption Relied Upon
08/19/10	1,000,000	Henry Edvard Sjoman	$0.45 per share	Regulation S(*)
04/25/10	200,000	Claudio Alberti.	Issued as consideration for services rendered to the Company at $0.45 per share, or $90,000.	Regulation S
12/28/09	2,000,000	Pictet Private Equity Investors, S.A.	$0.45 per share.	Regulation S(*)
12/18/09	25,400	Propelex Business Solutions	Issued as consideration for services rendered to the Company at $0.30 per share, or $7,620.	Regulation S(*)
12/11/09	55,200	Guy-Oliver Rombaldi	$0.30 per share	Regulation S(*)
7/27/09	50,000	Wolfgang Kau	Issued as consideration for services rendered to the Company at $0.30 per share, or $15,000.	Regulation S(*)
2/16/09	100,000	Claudio Alberti Chemin de Essorts, No.1 Petit-Lancy GE 1213 Switzerland	Issued as consideration for services rendered to the Company at $0.80 per share, or $80,000.	Regulation S(*)
2/9/09	128,190	Renovatio Media Group S.A. 14 Rue Du Rhone Geneva GE 1204 Switzerland	Issued as consideration for intellectual property license at $0.80 per share, or $102,252.	Regulation S(*)
10/22/08	11,625	Guy-Olivier Rombaldi	$2.00/share	Regulation S(*)
7/7/08	1,000,000	Daniel J. Nicols	As consideration for consulting services rendered to the Company at $0.80 per share, or $800,000.	Regulation S(*)
2/13/08	540,000	Patrick Fischer	$0.80/share	Regulation S(*)
1/28/08	5,320,00	Andorra Banc Agricol REIG	$0.50/share	Regulation S(*)
7/31/07	1,000,000	Renovatio Media Group S.A.	Issued as part of the acquisition by the Company of E-Shopping Technologies, Inc. at $0.50 per share, or $500,000.	Regulation S (*)

(*) Each of the above issuances was done in reliance on written representations that the purchasing individual was neither (i) a U.S. Person (as defined in Rule 902 of Regulation S) nor (ii) purchasing on behalf on a U.S. Person.

We have made the following sales/issuances of our preferred stock, par value $.001 per share:

Date Of Issuance	Number of Shares	Issued To	Price	Exemption Relied Upon
9/28/2007	1,000,000	Alain Ghiai	Issued to ensure Mr. Ghiai retained voting control of the Company, no price was indicated	Regulation D(**)

(**) Mr. Ghiai is an executive officer and director of the Company and as such is an “accredited” investor as such term is defined under Regulation D

Regulation D and Rule 504 Compliance

All sales of securities pursuant to Regulation D were part of the same offering. No sales of securities were made more than six months before the start of the Regulation D offerings or made more than six months after completion of the Regulation D offerings.

We did not, nor did any person acting on our behalf, offer or sell the securities by any form of general solicitation or general advertising.

Pursuant to the limitations on resale contained in Regulation D, we exercised reasonable care to assure that purchasers were not underwriters within the meaning of section 2(11) of the Act by inquiring of each and every purchaser the following: (1) that each purchaser was purchasing the securities for the purchaser's own account for investment purposes and not with a view towards distribution, and (2) that each purchaser had no arrangement or intention to sell the securities. Further, written disclosure was provided to each purchaser prior to the sale that the securities have not been registered under the Act and, therefore, cannot be resold unless the securities are registered under the Act or unless an exemption from registration is available.

All securities sold pursuant to Regulation D contained a restrictive legend on the share certificate stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities.

Exhibits

Exhibit No.	Description	Where Located
3.1	Articles of Incorporation	Incorporated by reference to the Form 10SB12G filed on January 31, 2006.
3.2	Bylaws	Incorporated by reference to the Form 10SB12G filed on January 31, 2006.
3.3	Certificate of Amendment to Articles of Incorporation filed June 18, 2007	Incorporated by reference to the Form 8-K filed August 6, 2007
3.4	Articles of Amendment to Articles of Incorporation filed April 4, 2007	Incorporated by reference to the Form 8-K filed August 6, 2007
3.5	Certificate of Designation of Class A Preferred Stock	Incorporated by reference to the Form 8-K filed October 4, 2007
5.1	Legal Opinion of Quick Law Group PC	Filed herewith
10.1	Globalpaynet Holdings Inc. stock option agreement dated January 17, 2008 by and among the Registrant and Alain Ghiai	Incorporated by reference to the Form 8-K filed January 23, 2008
10.2	Globus Payments Ltd. consulting agreement with Alain Ghiai, dated January 18, 2008	Incorporated by reference to the Form 8-K filed January 23, 2008
10.3	Acquisition agreement by and among Globus Payments Ltd., E-Shopping Technologies Ltd and Renovatio Media Group S.A., dated July 31, 2007	Incorporated by reference to the Form 8-K/A filed August 15, 2007
10.4	Non-US Share Private Placement Agreement with Andorra Banc Agricol Reig, S.A., dated April 15, 2007	Incorporated by reference to the Form 8-K/A filed April 25, 2007
10.5	Non-US Share Private Placement Agreement with Andorra Banc Agricol Reig, S.A., dated June 18, 2007	Incorporated by reference to the Form 8-K filed June 21, 2007
10.6	Non-US Share Private Placement Agreement with Woodrush Ltd., dated June 18, 2007	Incorporated by reference to the Form 8-K filed June 21, 2007
10.7	Non-US Share Private Placement Agreement with Pictet Private Equity Investors, S.A. ,dated December 23, 2009	Incorporated by reference to the Form 8-K filed December 30, 2009
10.8	Non-US Share Private Placement Subscription Agreement with Henry Edvard Sjoman dated August 18, 2010	Incorporated by reference to the Form 8-K filed August 24, 2010
10.9	Marketing Agreement between GlobeXPaynet S.A. and Globalpaynet Holdings, Inc. dated August 2, 2007	Filed herewith
10.10	License Agreement between GlobeX Datat S.A. and Globalpaynet Holdings, Inc. dated August 23, 2010	Filed herewith
23.1	Consent of Li and Company, P.C.	Filed herewith
23.2	Consent of Quick Law Group PC	Included in Exhibit 5.1

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington on September 15, 2010.

Globalpaynet Holdings, Inc.

By:	/s/ ALAIN GHIAI
Alain Ghiai
Chief Executive Officer and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ ALAIN GHIAI	Chief Executive Officer,	September 15, 2010
Alain Ghiai	Chairman of the Board Principal Accounting Officer and Principal Financial Officer